Exhibit 10.1

INVESTMENT AGREEMENT

BY AND AMONG

THIRD COAST BANCSHARES, INC.

AND

THE INVESTORS

DATED AS OF SEPTEMBER 8, 2022

TABLE OF CONTENTS

		Page(s)
Section 1.	Certain Definitions	1

Section 2.	Purchase; Closings	9
(a)	Purchase and Sale	9
(b)	Closing	9

Section 3.	Representations and Warranties of the Company	10
(a)	Organization and Authority	10
(b)	Authorization	10
(c)	Capitalization; Subsidiaries	11
(d)	No Conflicts	12
(e)	Governmental Approvals	13
(f)	Financial Statements	13
(g)	No Undisclosed Liabilities	13
(h)	Company Significant Agreements; Affiliate Transactions	13
(i)	Controls and Procedures	14
(j)	Properties	15
(k)	Taxes	15
(l)	Litigation and Other Proceedings	16
(m)	Compliance with Laws	16
(n)	Absence of Certain Changes	17
(o)	Company Benefit Plans	17
(p)	Regulatory Matters	18
(q)	Environmental Matters	19
(r)	Labor	19
(s)	Insurance	20
(t)	No Integration	20
(u)	Loan Portfolio	20
(v)	Brokers and Finders	21
(w)	Absence of Manipulation	21
(x)	Well Capitalized	22
(y)	Acknowledgment Regarding Purchase of Purchased Shares	22
(z)	Shell Company Status	22
(aa)	Investment Company	22
(bb)	Risk Management; Derivatives	22
(cc)	Foreign Corrupt Practices and International Trade Sanctions	23
(dd)	Anti-Takeover Provisions	23
(ee)	Intellectual Property	23
(ff)	Fiduciary Accounts	23
(gg)	Common Control	24
(hh)	Knowledge as to Conditions	24
(ii)	No Other Representations and Warranties	24

i

Section 4.	Representations and Warranties of Investor	24
(a)	Organization	24
(b)	Authorization	25
(c)	Purchase for Investment	25
(d)	Sufficient Funds	25
(e)	No Conflicts	25
(f)	Access to Information	26
(g)	Independent Investment Decision	26
(h)	Reliance on Exemptions	26
(i)	No Governmental Review	26
(j)	Residency	27
(k)	Ownership	27
(l)	Brokers and Finders	27
(m)	Non-Reliance	27

Section 5.	Deliveries at Closing	27
(a)	Company Deliverables	27
(b)	Investor Deliverables	28
(c)	Castle Creek Deliverables	28

Section 6.	Covenants	29
(a)	Public Statements	29
(b)	Regulatory Approvals	29
(c)	Cooperation	29
(d)	Transfer Restrictions; Legends	31
(e)	Transfer	32
(f)	No Change of Control	33
(g)	Shareholder Approval	33
(h)	Additional Regulatory Matters	33
(i)	Merger or Sale	35
(j)	Shareholder Litigation	35
(k)	Notice of Certain Events	35
(l)	Conduct of the Business	35
(m)	Certain Transactions	36
(n)	Anti-Takeover Matters	37
(o)	Form D and Blue Sky	37
(p)	No Additional Issuances	37
(q)	Acknowledgment of Dilution	37
(r)	Use of Proceeds	37

Section 7.	Conditions to Closing	38

Section 8.	Termination	41

Section 9.	Additional Covenants	42
(a)	Reservation for Issuance	42
(b)	Indemnification	43
(c)	Corporate Opportunities	45

ii

LIST OF EXHIBITS AND SCHEDULES

Exhibit A:	Form of Certificate of Designations for Series A Preferred Stock
Exhibit B:	Form of Certificate of Designations for Series B Preferred Stock
Exhibit C:	Form of Certificate of Amendment (Authorizing Non-Voting Common Stock)
Exhibit D:	Form of Voting Agreement
Exhibit E:	Form of Officer’s Certificate of the Company
Exhibit F:	Form of Secretary’s Certificate of the Company
Exhibit G:	Form of Officer’s Certificate of the Investor
Exhibit H:	Form of VCOC Letter Agreement
Exhibit I:	Form of Opinion of Company Counsel
Exhibit J:	Form of Warrant Agreement
Exhibit K:	Registration Rights Agreement
Exhibit L:	Form of Letter Agreement

Schedule 3(d):	No Conflicts
Schedule 3(i):	Controls and Procedures
Schedule 3(j):	Properties
Schedule 3(m):	Compliance with Laws
Schedule 3(n):	Absence of Certain Changes
Schedule 3(p):	Regulatory Agreements
Schedule 3(v):	Brokers and Finders
Schedule 3(gg):	Common Control
Schedule 6(l):	Conduct of Business

iii

This INVESTMENT AGREEMENT (this “Agreement”), dated as of September 8, 2022, is by and among Third Coast Bancshares, a Texas corporation (the “Company”), and the several purchasers of the Series A Preferred Stock (as defined herein) identified on the signature pages hereto (each an “Investor and collectively, the “Investors”).

RECITALS

The Company intends to sell to the Investors, and the Investors intend to purchase from the Company, on the terms and subject to the conditions set forth herein, an aggregate number of 69,400 shares of Series A Convertible Non-Cumulative Preferred Stock, par value $1.00 per share and a liquidation value of $1,000 per share (the “Series A Preferred Stock”), which shall, subject to Section 6(s) and the terms and conditions set forth in the Series A Certificate of Designation, be convertible into (A) with respect to each Investor, a number of shares of Common Stock up to 9.9% of the total outstanding shares of Common Stock, and thereafter, subject to such ownership limitation, (B) shares of Series B Convertible Perpetual Preferred Stock, par value $1.00 per share (the “Series B Preferred Stock”), (C) following the Shareholder Approval and subject to the terms and conditions of the Certificate of Amendment to the Company’s Certificate of Formation attached as Exhibit C hereto (the “Non-Voting Common Stock Certificate of Amendment”), non-voting common stock, par value $1.00 per share, of the Company (the “Non-Voting Common Stock”) to be designated with the terms, privileges and preferences set forth in the form of the Non-Voting Common Stock Certificate of Amendment, and (D) to Warrant Eligible Investors, Warrants to be issued by the Company pursuant to the Warrant Agreement in the form attached hereto as Exhibit J (each, a “Warrant Agreement” and collectively, the “Warrant Agreements”);

Castle Creek Capital Partners VIII, LP (“CCCP VIII”) intends to purchase up to $30 million of the Series A Preferred Stock from the Company pursuant hereto and in recognition of its role in the offer and sale of the Series A Preferred Stock, the Company intends to (A) issue Warrants to CCCP VIII and (B) enter into the Letter Agreement between the Company and CCCP VIII in the form attached hereto as Exhibit L. In addition, the Company will enter into the VCOC Letter Agreement between the Company and CCCP VIII in the form attached hereto as Exhibit H;

On or prior to the date hereof, certain shareholders of the Company have entered into a voting agreement, the form of which is attached hereto as Exhibit D, pursuant to which such persons have agreed to vote shares of Common Stock which they beneficially own and over which they exercise voting control in favor of the approval of any matters necessary to effect the transactions contemplated herein, including those proposals to be submitted to shareholders pursuant to Section 6(g).

NOW THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and the Investor agree as follows:

Section 1. Certain Definitions. The following terms used herein shall have the meanings set forth below:

“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with such other Person.

“Agency” has the meaning set forth in Section 3(u) hereof.

“Agreement” has the meaning set forth in the preamble hereof.

“Bank” has the meaning set forth in Section 3(p)(i) hereof.

“Benefit Plan” means all “employee welfare benefit plans” within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), all employee pension benefit plans within the meaning of Section 3(2) of ERISA, including, but not limited to, plans that provide retirement income or result in a deferral of income by employees for periods extending to termination of employment or beyond, and plans that provide medical, surgical, or hospital care benefits or benefits in the event of sickness, accident, disability, death or unemployment, and all other employee benefit agreements or arrangements, including, but not limited to, all bonus, incentive, deferred compensation, vacation, stock purchase, stock option, stock award, severance, employment, change of control, golden-parachute, consulting, dependent care, cafeteria, employee assistance, scholarship, or fringe benefit or similar plans, programs, agreements or policies, in all cases whether written, unwritten or otherwise, funded or unfunded, and whether or not ERISA is applicable to such plan, program, agreement or policy.

“BHCA Control” has the meaning set forth in Section 3(gg) hereof.

“BHC Act” has the meaning set forth in Section 3(p)(iv) hereof.

“Board of Directors” means the Board of Directors of the Company.

“Board Representative” has the meaning set forth in the Letter Agreement.

“Business Day” means any day that is not a Saturday, a Sunday or a day on which banks are required or permitted by law or executive order to be closed in the State of Texas.

“Buy-In” has the meaning set forth in Section 6(d)(iv) hereof.

“Buy-In Broker” has the meaning set forth in Section 6(d)(iv) hereof.

“CBCA” has the meaning set forth in Section 6(h)(i) hereof.

“Certificate of Formation” means the First Amended and Restated Certificate of Formation of the Company, as amended prior to the date hereof and as may be further amended as contemplated by the terms hereof.

“Change in Control” means, with respect to the Company, the occurrence of any one of the following events:

(1) any person is or becomes a beneficial owner (other than the Investors and their Affiliates), directly or indirectly, of 50% or more of the aggregate number of the Company’s voting securities provided, however, that the event described in this clause (1) will not be deemed a Change in Control by virtue of any holdings or acquisitions: (i) by the Company or any of its subsidiaries, (ii) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries; provided that such holdings or acquisitions by any such plan (other than any plan maintained under Section 401(k) of the Code) do not exceed 50% of the then outstanding Voting Securities, (iii) by any underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) pursuant to a Non-Qualifying Transaction;

(2) the event described in clause (1) above in this definition of “Change in Control” (substituting all references to “50%” in such clause with “24.9%”), and in connection with such event, individuals who, on the date of this Agreement, constitute the Board of Directors (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board of Directors, provided, that any person becoming a director subsequent to the date of this Agreement whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the Board of Directors (either by a specific vote or by approval of the proxy statement of the relevant party in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director (except that no individuals who were not directors at the time any agreement or understanding with respect to any Business Combination or contested election is reached shall be treated as Incumbent Directors for the purposes of clause (3) below with respect to such Business Combination or this paragraph in the case of a contested election); provided, further, that each Board Representative appointed under the Letter Agreement will be treated as an Incumbent Director even if the person designated to be such Board Representative should change;

(3) the consummation of a merger, consolidation, statutory share exchange or similar transaction that requires adoption by the Company’s shareholders (a “Business Combination”), unless immediately following such Business Combination: (x) more than 50% of the total voting power of the corporation resulting from such Business Combination (the “Surviving Corporation”), or, if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”), is represented by voting securities that were outstanding immediately before such Business Combination (or, if applicable, is represented by shares into which such voting securities were converted pursuant to such Business Combination), and (y) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were Incumbent Directors at the time the Company’s Board of Directors approved the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in (x) and (y) above will be deemed a “Non-Qualifying Transaction”);

(4) the shareholders of the Company approve a plan of liquidation or dissolution of the Company or a sale of all or substantially all of the Company’s assets; or

(5) the Company has entered into a definitive agreement, the consummation of which would result in the occurrence of any of the events described in clauses (1) through (4) of this definition above.

“Closing” has the meaning set forth in Section 2(b) hereof.

“Closing Date” has the meaning set forth in Section 2(b) hereof.

“Code” means Internal Revenue Code of 1986, as amended as of the date hereof.

“Commission” means the Securities and Exchange Commission, or any successor agency thereto.

“Common Stock” means the Company’s common stock, par value $1.00 per share.

“Company” has the meaning set forth in the preamble hereof.

“Company Financial Statements” has the meaning set forth in Section 3(f).

“Company Recommendation” has the meaning set forth in Section 6(g) hereof.

“Company Reports” has the meaning set forth in Section 3(p)(vi) hereof.

“Company Restricted Stock” has the meaning set forth in Section 3(c)(i) hereof.

“Company Significant Agreement” means any contract or agreement that is a “material contract” within the meaning of Item 601(b)(10) of Regulation S-K to be performed in whole or in part after the date of this Agreement.

“Company Stock Options” has the meaning set forth in Section 3(c)(i) hereof.

“Company Subsidiary” means any subsidiary of the Company.

“Confidential Information” has the meaning set forth in Section 6(c)(ii) hereof.

“Conversion Price” has the meaning set forth in the Series A Certificate of Designation.

“Conversion Securities” means the shares of Common Stock, Series B Preferred Stock or Non-Voting Common Stock into which the Series A Preferred Stock, Series B Preferred Stock or Non-Voting Common Stock is convertible (as applicable) or into which the Warrants are exercisable.

“Deductible” has the meaning set forth in Section 9(c)(iv) hereof.

“Disclosure Schedule” has the meaning set forth in Section 3 hereof.

“Environmental Law” means any federal, state, local or foreign statute, law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement relating to: (A) the protection, investigation or restoration of the environment, health, safety, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) noise, odor, indoor air, employee exposure, wetlands, pollution, contamination or any injury or threat of injury to Persons or property relating to any Hazardous Substance.

“ERISA” has the meaning set forth in Section 1 hereof under the term “Benefit Plan.”

“ERISA Affiliate” means any Person which, together with the Company, would be treated as a single employer under Section 414 of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the Commission thereunder.

“Exchange Cap” has the meaning set forth in Section 6(s) hereof.

“Exchange Cap Allocation Amount” has the meaning set forth in Section 6(s) hereof.

“Existing Buyer” has the meaning set forth in Section 6(s) hereof.

“FDIC” has the meaning set forth in Section 3(p)(ii) hereof.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

“GAAP” has the meaning set forth in Section 3(f) hereof.

“Governmental Entity” means any court, administrative agency or commission or other governmental authority or instrumentality, whether federal, state, local or foreign, and any applicable industry self-regulatory organization.

“Hazardous Substance” means any substance that is: (A) listed, classified or regulated pursuant to any Environmental Law; (B) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive material or radon; and (C) any other substance which may be the subject of regulatory action by any Governmental Entity in connection with any Environmental Law.

“Indemnified Party” has the meaning set forth in Section 9(c)(ii) hereof.

“Indemnifying Party” has the meaning set forth in Section 9(c)(ii) hereof.

“Insurer” has the meaning set forth in Section 3(u) hereof.

“Intellectual Property” shall mean trademarks, service marks, brand names, domain names, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; trade secrets and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights.

“Investor” has the meaning set forth in the preamble hereof.

“Investor Related Party” has the meaning set forth in Section 22 hereof.

“IRS” has the meaning set forth in Section 3(k) hereof.

“knowledge of the Company” or “Company’s knowledge” means the actual knowledge of (i) the Chief Executive Officer of the Company, (ii) the Chief Financial Officer of the Company, (iii) the Chief Credit Officer of the Company, and (v) the executive officers of the Company having responsibility for the matter or matters that are the subject of the statement, in each case, after reasonable investigation.

“Letter Agreement” has the meaning set forth in Section 5(c)(i)(B) hereof.

“Legend Removal Date” has the meaning set forth in Section 6(d)(iii) hereof.

“Loan Investor” has the meaning set forth in Section 3(u) hereof.

“Losses” has the meaning set forth in Section 9(c)(i) hereof.

“Material Adverse Effect” means any circumstance, event, change, development or effect that (1) is material and adverse to the assets, liabilities, business, operations, results of operations or condition (financial or otherwise) of the Company and the Company Subsidiaries taken as a whole or (2) could materially impair the ability of the Company to perform its obligations under this Agreement or to consummate the Closing; provided, however, that in determining whether a Material Adverse Effect has occurred with respect to clause (1) above, there shall be excluded any effect to the extent resulting from the following: (A) changes or proposed changes in GAAP or regulatory accounting principles generally applicable to banks, savings associations or their holding companies (or authoritative interpretations thereof), (B) changes or proposed changes in laws, rules and regulations of general applicability or interpretations thereof by Governmental Entities, (C) actions or omissions of the Company expressly required by the terms of this Agreement or taken with the prior written consent of the Investors, (D) changes in general economic, monetary or financial conditions or markets generally or that are the result of factors generally affecting the banking industry, (E) changes in the market price or trading volumes of the Common Stock or the Company’s other securities in and of themselves (but not the underlying causes of such changes), (F) the failure of the Company to meet any internal or public projections, forecasts, estimates or guidance in and of themselves for any period ending on or after December 31, 2021 (but not the underlying causes of such failure), (G) changes in global or national political conditions or developments, including the outbreak or escalation of war or acts of terrorism, or pandemics or disease outbreaks (including SARS-COV-2 or COVID-19, or any evolutions thereof) and (H) the public disclosure of this Agreement or the transactions contemplated hereby; except, with respect to clauses (A), (B), (D) and (G), to the extent that the effects of such changes have a disproportionate effect on the Company and the Company Subsidiaries, taken as a whole, relative to other banks, savings associations and their holding companies generally.

“Non-Voting Common Stock” has the meaning set forth in recitals hereof.

“Non-Voting Common Stock Certificate of Amendment” has the meaning set forth in recitals hereof.

“Observer” has the meaning set forth in the Letter Agreement.

“OFAC” has the meaning set forth in Section 3(m) hereof.

“Organizer Warrants” has the meaning set forth in Section 3(c)(i) hereof.

“Legend Removal Date” has the meaning set forth in Section 6(d)(iii).

“Liens” has the meaning set forth in Section 3(d) hereof.

“Permitted Liens” has the meaning set forth in Section 3(j) hereof.

“Person” means an individual, corporation, partnership, association, joint stock company, limited liability company, joint venture, trust, unincorporated organization or other legal entity.

“Preferred Stock” has the meaning set forth in Section 3(c)(i) hereof.

“Principal Trading Market” means the Trading Market on which the Common Stock is primarily listed on and quoted for trading.

“Purchase Price” has the meaning set forth in Section 2(a) hereof.

“Purchased Shares” has the meaning set forth in Section 2(a) hereof.

“Registration Rights Agreement” has the meaning set forth in Section 5(a)(ix) hereof.

“Regulatory Agreement” has the meaning set forth in Section 3(p)(iii) hereof.

“Representatives” has the meaning set forth in Section 6(c)(ii) hereof.

“Rights” has the meaning set forth in Section 3(c)(ii) hereof.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated by the Commission thereunder.

“Series A Certificate of Designation” means the Certificate of Designation relating to the Series A Preferred Stock filed with the Texas Secretary of State in the form attached hereto as Exhibit A.

“Series A Preferred Stock” has the meaning set forth in the recitals.

“Series B Certificate of Designation” means the Certificate of Designation relating to the Series B Preferred Stock filed with the Texas Secretary of State in the form attached hereto as Exhibit B.

“Series B Preferred Stock” has the meaning set forth in the recitals.

“Shareholder Approval” has the meaning set forth in Section 6(g) hereof.

“Shareholder Litigation” has the meaning set forth in Section 6(j) hereof.

“Shareholders’ Meeting” has the meaning set forth in Section 6(g) hereof.

“Takeover Law” has the meaning set forth in Section 6(n) hereof.

“Taxes” means all taxes, charges, levies, penalties or other assessments that are in the nature of a tax imposed by any United States federal, state, local or foreign taxing authority, including any income, excise, property, sales, transfer, franchise, payroll, withholding, social security or other taxes, together with any interest or penalties attributable thereto, and any payments made or owing to any other Person measured by such taxes, charges, levies, penalties or other assessments (other than pursuant to commercial agreements or Benefit Plans).

“Tax Return” means any return, report, information return or other document (including any related or supporting information) required to be filed with any taxing authority with respect to Taxes, any claims for refunds of Taxes and any amendments or supplements to any of the foregoing.

“TDSML” has the meaning set forth in Section 3(p)(i) hereof.

“TCBCA” has the meaning set forth in Section 6(h)(i) hereof.

“Trading Day” means (i) a day on which the Common Stock is listed or quoted and traded on its Principal Trading Market, or (ii) if the Common Stock is not quoted on any Trading Market, a day on which the Common Stock is quoted in the over-the-counter market as reported by OTC Markets Group, Inc. (including the OTC Pink); provided, that in the event that the Common Stock is not listed or quoted as set forth in (i) and (ii) hereof, then Trading Day shall mean a Business Day.

“Trading Market” means whichever of the New York Stock Exchange, the NYSE Amex, the NASDAQ Global Select Market, the NASDAQ Global Market, or the NASDAQ Capital Market on which the Common Stock is listed or quoted for trading on the date in question.

“Transaction Documents” means this Agreement, the schedules and exhibits attached hereto, including the VCOC Letter Agreement, the Registration Rights Agreement, the Series A Certificate of Designation, the Series B Certificate of Designation, the Non-Voting Common Stock Certificate of Amendment, the Warrant Agreements, the Letter Agreement and any other documents or agreements executed by the Company or any Investor in connection with the transactions contemplated hereunder.

“Transfer Agent” means Continental Stock Transfer and Trust Company or any successor transfer agent for the Company.

“Unlawful Gains” has the meaning set forth in Section 3(m) hereof.

“VCOC Letter Agreement” has the meaning set forth in Section 5(c)(i)(A) hereof.

“Voting Debt” has the meaning set forth in Section 3(c)(iii) hereof.

“Voting Securities” shall mean at any time shares of any class of capital stock of the Company that are then entitled to vote generally in the election of directors.

“Warrant Agreement” has the meaning set forth in the recitals.

“Warrant Eligible Investor” means an Investor who pursuant to this Agreement purchases at least $4,000,000 in aggregate liquidation amount of the Series A Preferred Stock.

“Warrantholder” means a Warrant Eligible Investor or its permitted successors and assigns.

“Warrants” means warrants to purchase shares of Common Stock (or, at the election of such Warrantholder in accordance with the terms of such agreement, Series B Preferred Stock or Non-Voting Common Stock) at an exercise price equal to $22.50 per share pursuant to the Warrant Agreement in such amounts as set forth on Warrant Eligible Investors’ signature pages hereto.

Section 2. Purchase; Closings.

(a) Purchase and Sale. On the terms and subject to the conditions set forth herein, the Investors, severally and not jointly, each hereby agree, at the Closing, to purchase from the Company, and the Company hereby agrees to sell to each Investor, severally and not jointly, the number of shares of Series A Preferred Stock and, in the case of Warrant Eligible Investors, the number of Warrants, as applicable, set forth below such Investor’s name on the signature page hereto (the “Purchased Shares”) for a purchase price of $1,000 per share of Series A Preferred Stock (the “Purchase Price”).

(b) Closing. Subject to the satisfaction or waiver of the conditions set forth in Section 7 hereof, the closing of the purchase of the shares of Series A Preferred Stock hereunder (the “Closing”) shall occur by electronic transmission or other means as the parties may mutually agree at 9:00 a.m., Central time, on the third Business Day following the day on which the conditions to Closing set forth in Section 7 hereof (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement (the “Closing Date”), or as otherwise agreed by the Company and the Investors.

Section 3. Representations and Warranties of the Company. Except as set forth in the corresponding sections or subsections of the disclosure schedule delivered to the Investors by the Company prior to entering into this Agreement (the “Disclosure Schedule”), provided, that (a) no item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (b) the mere inclusion of an item in the Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by the Company that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect, and (c) any disclosures made with respect to a subsection of Section 3 shall be deemed to qualify (1) any other subsection of Section 3 hereof specifically referenced or cross-referenced, and (2) other subsections of Section 3 to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other subsections, the Company represents and warrants to each Investor as of the date hereof as follows:

(a) Organization and Authority. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas, and each of the Company Subsidiaries is duly organized, validly existing and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified except when the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect. The Company has all requisite corporate or similar power and authority to carry on its business as currently conducted. The Company has furnished or made available to the Investors true, correct and complete copies of the Certificate of Formation and the Company’s bylaws as amended through the date of this Agreement. The Company is not in violation of any of the provisions of the Certificate of Formation or its bylaws.

(b) Authorization. This Agreement has been duly and validly authorized, executed and delivered by the Company and, assuming due authorization, execution and delivery by each Investor, constitutes a binding obligation of the Company enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, or the rights of creditors of financial institutions, the accounts of whose subsidiaries are insured by the FDIC, and subject, as to enforceability, to general principles of equity, including principles of good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity). Subject to the receipt of Shareholder Approval contemplated by Section 6(g) hereof, all of the shares of Series A Preferred Stock to be issued to the Investors and Warrants to be issued to the Warrant Eligible Investors under this Agreement and the Warrant Agreements, as applicable, and the Conversion Securities to be issued to the Investors upon conversion of the Series A Preferred Stock (or Series B Preferred Stock or Non-Voting Common Stock, as applicable) and exercise of the Warrants have been duly authorized for issuance and, when issued, paid for and delivered as set forth herein, or in the Non-Voting Common Stock Certificate of Amendment, as applicable, the shares of Series A Preferred Stock, the Warrants and the Conversion Securities will be validly issued, fully paid and non-assessable. Except for the Shareholder Approval contemplated by Section 6(g) hereof, no other corporate proceedings or shareholder actions are necessary for the execution and delivery by the Company of this Agreement, the performance by the Company of its obligations hereunder, or the consummation by the Company of the transactions contemplated hereby.

(c) Capitalization; Subsidiaries.

(i) As of the date hereof, the authorized capital stock of the Company consists of (A) 50,000,000 shares of Common Stock, of which 13,501,461 shares are issued and outstanding as of August 4, 2022, and (B) 1,000,000 shares of preferred stock, par value $1.00 per share (“Preferred Stock”), of which no shares are issued and outstanding as of the date hereof. All of the outstanding shares of Common Stock have been duly authorized, are validly issued, fully paid and nonassessable and were offered, sold and issued in material compliance with all applicable federal and state securities laws and without violating any contractual obligation or any preemptive or similar rights. As of June 30, 2022, there were 153,891 shares of Common Stock authorized and reserved for issuance remaining available under the Company’s 2019 Omnibus Incentive Plan, 8,000 shares of Common Stock authorized and reserved for issuance remaining available under the Company’s 2017 Non-Employee Director Stock Option Plan, 1,228,978 outstanding options to purchase shares of Common Stock (collectively, the “Company Stock Options”), 80,382 outstanding shares of restricted stock of the Company (the “Company Restricted Stock”), and outstanding warrants to purchase 4,285 shares of Common Stock (the “Organizer Warrants”). Each Company Stock Option (i) was granted in compliance with all applicable laws and all of the terms and conditions of the plans pursuant to which it was issued, (ii) has an exercise price per share of Common Stock equal to or greater than the fair market value of a share of Common Stock on the date of such grant and (iii) has a grant date identical to the date on which the Board of Directors or compensation committee of the Board of Directors actually awarded such Company Stock Option.

(ii) The shares of Series A Preferred Stock (upon filing of the Series A Certificate of Designation with the Secretary of State of the State of Texas) will be duly authorized by all necessary corporate action, and when issued and sold against receipt of the consideration therefor as provided in this Agreement, such shares of Series A Preferred Stock will be validly issued, fully paid and non-assessable and free of preemptive rights except for those stated in the Letter Agreement. The shares of Series B Preferred Stock (upon filing of the Series B Certificate of Designation with the Secretary of State of the State of Texas) will be duly authorized by all necessary corporate action, and when issued and sold against receipt of the consideration therefor as provided in this Agreement, the Series A Certificate of Designation and/or the Warrant Agreements, such shares of Series B Preferred Stock will be validly issued, fully paid and non-assessable and free of preemptive rights except for those stated in the Letter Agreement. The shares of Common Stock (and, upon filing of the Non-Voting Common Stock Certificate of Amendment, the Non-Voting Common Stock) issuable upon the conversion of the Series A Preferred Stock and/or the Series B Preferred Stock and/or exercise of the Warrants will have been duly authorized by all necessary corporate action and when so issued upon such conversion or exercise will be validly issued, fully paid and non-assessable, and free of preemptive rights except for those stated in the Letter Agreement. The Company will reserve, free of any preemptive or similar rights of shareholders of the Company except for those stated in the Letter Agreement, a number of unissued shares of Common Stock, Non-Voting Common Stock, and Series B Preferred

Stock, sufficient to issue and deliver the Conversion Securities into which the Series A Preferred Stock, Series B Preferred Stock or Non-Voting Common Stock, as applicable, is convertible under the Series A Certificate of Designation, the Series B Certificate of Designation and/or the Non-Voting Common Stock Certificate of Amendment, and/or subject to exercise under the Warrants.

(iii) As of the date of this Agreement, no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders of the Company may vote (“Voting Debt”) are issued or outstanding. Except as contemplated by the Transaction Documents or related to the Company Stock Options, the Company Restricted Stock and the Organizer Warrants, the Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements (“Rights”) calling for the purchase or issuance of, or the payment of any amount based on, any shares of Common Stock or any other equity securities of the Company or any securities representing the right to purchase or otherwise receive any shares of the Common Stock, Preferred Stock, Voting Debt or other equity securities of the Company. Except as disclosed in the Company’s documents filed with or furnished to the Commission, there are no contractual obligations of the Company or any Company Subsidiary (x) to repurchase, redeem or otherwise acquire any shares of its capital stock or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of the Company or the Company Subsidiaries, or (y) pursuant to which the Company or any Company Subsidiary is or could be required to register shares of the Company’s capital stock or other securities under the Securities Act.

(iv) Except for the Lien on the capital stock of the Bank under that certain Loan Agreement, dated March 10, 2021, by and between the Company and American National Bank & Trust, all of the outstanding shares of capital stock or other securities of each of the Company Subsidiaries, have been duly authorized and are validly issued, fully paid and non-assessable and directly or indirectly owned by the Company, free and clear of any Lien.

(d) No Conflicts. Except as set forth in Schedule 3(d) of the Disclosure Schedule, the issuance and sale of the Series A Preferred Stock, the Warrants and the Conversion Securities, the execution, delivery and performance by the Company of this Agreement, the compliance by the Company with all of the provisions of this Agreement and the consummation of the transactions herein contemplated will not (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any lien, security interest, charge or encumbrance (“Liens”) upon any of the properties or assets of the Company or any of the Company Subsidiaries under any of the terms, conditions or provisions of (A) its certificate of formation or by-laws or other organizational documents, as applicable, or (B) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other agreement to which the Company or any Company Subsidiary is a party or by which it or any Company Subsidiary may be bound, or any of the properties or assets of the Company or any Company Subsidiary may be subject, or (ii) subject to the Shareholder Approval, violate any statute, rule or regulation or any judgment, ruling, order, writ, injunction or decree applicable to the Company or any Company Subsidiary or any of their respective properties or assets except, in the case of clauses (i)(B) and (ii), for those occurrences that individually or in the aggregate have not had and would not be reasonably expected to have Material Adverse Effect.

(e) Governmental Approvals. Assuming the accuracy of the representations and warranties made by the Investors in Section 4(e), no notice to, registration, declaration or filing with, exemption or review by, or authorization, order, consent or approval of, any Governmental Entity, nor expiration or termination of any statutory waiting periods, is necessary for the consummation by the Company of the transactions contemplated by this Agreement, other than (i) as may be required by the securities or blue sky laws of the various states, (ii) any approval required pursuant to Section 7(a)(iv), (iii) the filing of the Series A Certificate of Designation, the Series B Certificate of Designation and the Non-Voting Common Stock Certificate of Amendment, and (iv) as otherwise required by this Agreement.

(f) Financial Statements. The consolidated balance sheets of the Company as of December 31, 2021 and 2020 and related consolidated statements of operations, changes in shareholders’ equity and cash flows for each year in the three year-period ended December 31, 2021, together with the notes thereto, audited by Whitley Penn LLP, and the consolidated balance sheet of the Company as of June 30, 2022 and related consolidated statements of operations and consolidated statements of comprehensive income for the six-month period ended June 30, 2022, together with the notes thereto (collectively, the “Company Financial Statements”), (1) have been prepared from, and are in accordance with, the books and records of the Company, (2) have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) applied (except as may be indicated in the notes and schedules thereto) on a consistent basis during the periods involved, and (3) present fairly in all material respects the consolidated financial position of the Company at the dates set forth therein and the consolidated results of operations, changes in shareholders’ equity and cash flows of the Company for the periods stated therein (subject to the absence of notes and normal year-end audit adjustments in the case of interim unaudited statements).

(g) No Undisclosed Liabilities(i) . Neither the Company nor any Company Subsidiary has any liabilities or obligations of any nature (absolute, accrued, contingent or otherwise) that are not properly reflected or reserved against in the Company Financial Statements to the extent required to be so reflected or reserved against in accordance with GAAP, (1) except for liabilities that have arisen since June 30, 2022 in the ordinary course of business, (2) contractual liabilities under agreements entered into in the ordinary course of business or that are disclosed in the Company’s documents filed with or furnished to the Commission, and (3) liabilities that have not had and would not reasonably be expected to have a Material Adverse Effect.

(h) Company Significant Agreements; Affiliate Transactions.

(i) The Company has made available to the Investors true, correct and complete copies of all Company Significant Agreements to which the Company or any Company Subsidiary is a party or subject. Assuming the due authorization, execution and delivery by the other party to each Company Significant Agreement, each of the Company Significant Agreements is valid and binding on the Company and the Company Subsidiaries, as applicable, and in full force and effect. The Company and each of the Company Subsidiaries, as applicable, are in compliance in all material respects with and have performed in all material respects all obligations required to be performed by them to date under each Company Significant Agreement. Neither the Company nor any of the Company Subsidiaries has received written notice of, or to the Company’s knowledge is aware of, any material violation or default (or any condition which with the passage of time or the giving of notice would cause such a material violation of or a default) by any party under any Company Significant Agreement. No party to a Company Significant Agreement has provided written notice to the Company or any Company Subsidiary that it intends to terminate a Company Significant Agreement or not renew such agreement at the expiration of the current term.

(ii) There are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions, or series of related transactions between the Company or any Company Subsidiaries, on the one hand, and the Company, any current or former director or executive officer of the Company or any Company Subsidiaries or any person who beneficially owns five percent (5%) or more of the Common Stock (or any of such person’s immediate family members or Affiliates) (other than Company Subsidiaries), on the other hand, except (A) for deposit relationships or loan transactions arising in the ordinary course of business and (B) as disclosed in the Company’s documents filed with or furnished to the Commission.

(i) Controls and Procedures. Except as disclosed in Schedule 3(i) of the Disclosure Schedule:

(i) The Company has implemented and maintains disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) to ensure that material information relating to the Company, including the Company Subsidiaries, is made known to the chief executive officer and the chief financial officer of the Company by others within those entities. The Company maintains internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) that is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes policies and procedures that (A) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company, (B) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company, and (C) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on its financial statements. The Company has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s outside auditors and the audit committee of the Board of Directors (x) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably expected to adversely affect the Company’s ability to record, process, summarize and report financial information, and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

(ii) Since December 31, 2020, neither the Company nor any Company Subsidiary nor, to the knowledge of the Company, any director or officer of the Company or any Company Subsidiary has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or a Company

Subsidiary or their respective internal control over financial reporting, including any material complaint, allegation, assertion or claim that the Company or any Company Subsidiary has engaged in questionable accounting or auditing practices. The records, systems, controls, data and information of the Company and the Company Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company or the Company Subsidiaries or their accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not, individually or in the aggregate, reasonably be expected to adversely affect in any material respect the system of internal control over financial reporting described in this Section 3(i).

(j) Properties. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and for any Permitted Liens and as set forth in Schedule 3(j) of the Disclosure Schedule, the Company and each Company Subsidiary have good and marketable title to all real properties and personal property owned by them and reflected on the Company Financial Statements, in each case free from liens, encumbrances, claims and defects that would materially adversely affect the value thereof or interfere with the use made or to be made thereof by them. “Permitted Liens” means (i) Liens for taxes and other governmental charges and assessments arising in the ordinary course which are not yet due and payable, (ii) Liens of landlords and Liens of carriers, warehousemen, mechanics and materialmen and other like Liens arising in the ordinary course of business for sums not yet due and payable, and (iii) other Liens or imperfections on property which are not material in amount or do not materially detract from the value of or materially impair the existing use of the property affected by such Lien or imperfection.

(k) Taxes. (i) Each of the Company and the Company Subsidiaries has (x) duly and timely filed (including pursuant to applicable extensions) all material Tax Returns required to be filed by it and (y) paid in full all material Taxes due or made adequate provision in the financial statements of the Company (in accordance with GAAP) for any such Taxes, whether or not shown as due on such Tax Returns, other than any such amounts (x) currently payable without penalty or interest, or (y) being contested in good faith by appropriate proceedings and for which reserves adequate in accordance with GAAP have been provided; (ii) no material deficiencies for any Taxes have been proposed, asserted or assessed in writing against the Company or a Company Subsidiary, which deficiencies have not since been resolved, except for Taxes proposed, asserted or assessed that are being contested in good faith by appropriate proceedings and for which reserves adequate in accordance with GAAP have been provided; and (iii) there are no material Liens for Taxes upon the assets of either the Company or a Company Subsidiary except for Permitted Liens. Neither the Company nor any Company Subsidiary has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency, in each case that is still in effect, or has pending a request for any such extension or waiver (excluding extensions as a result of extensions of time to file Tax Returns obtained in the ordinary course of business). Each of the Company and the Company Subsidiaries has withheld and paid all material Taxes that it is required to withhold from amounts owing to employees, creditors or other third parties. Neither the Company nor any Company Subsidiary is a party to, is bound by or has any material obligation under, any Tax sharing or Tax indemnity agreement or similar contract or arrangement (other than any contract or agreement between or among the Company and any Company Subsidiary). Neither the Company nor any Company

Subsidiary has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4, or any comparable transaction requiring disclosure under analogous provisions of state, local or foreign law. Neither the Company nor any Company Subsidiary has a material liability for the Taxes of any person other than the Company or any Company Subsidiary under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law) as a transferee or successor . Neither the Company nor any Company Subsidiary has been a “distributing corporation” or a “controlled corporation” in any distribution in which the parties to such distribution treated the distribution as one to which Section 355 of the Code, is applicable.

(l) Litigation and Other Proceedings. There is, and since January 1, 2019 has been, no pending or, to the knowledge of the Company, threatened, claim, action, suit, investigation or proceeding against the Company or any Company Subsidiary or to which any of their assets are subject, nor is the Company or Company Subsidiary subject to any order, judgment or decree, in each case except as, individually or in the aggregate, have not had or would not reasonably be expected to have a Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, there is no unresolved violation, criticism or exception by any Governmental Entity with respect to any report or relating to any examinations or inspections of the Company or any Company Subsidiary.

(m) Compliance with Laws. The Company and each Company Subsidiary has all material permits, licenses, franchises, authorizations, orders and approvals of all Governmental Entities that are required in order to permit them to own or lease their properties and assets and to carry on their business as presently conducted (other than with respect to tax and environmental matters which are covered in separate representations). Since January 1, 2019, the Company and the Company Subsidiaries have complied with and are not in default or violation of, and none of them is, to the knowledge of the Company, under investigation, except for routine examinations by applicable Governmental Entities, with respect to or, to the knowledge of the Company, has been threatened to be charged with or given written notice of any violation of, any applicable domestic (federal, state or local) or foreign law, statute, ordinance, license, rule, regulation, policy or guideline, order, demand, writ, injunction, decree or judgment of any Governmental Entity, other than such noncompliance, defaults or violations that, individually or in the aggregate, have not had or would not reasonably be expected to have a Material Adverse Effect. Except for statutory or regulatory restrictions of general application and as set forth on Schedule 3(m) of the Disclosure Schedule, no Governmental Entity has placed any restriction on the business or properties of the Company or any of the Company Subsidiaries that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company and each Company Subsidiary has not, nor has any other person on behalf of the Company or any Company Subsidiary that qualifies as a “financial institution” under United States anti-money laundering laws, in each case since January 1, 2019, knowingly acted, by itself or in conjunction with another, in any act in connection with the concealment of any currency, securities or other proprietary interest that is the result of a felony as defined in United States anti-money laundering laws (“Unlawful Gains”), nor knowingly accepted, transported, stored, dealt in or brokered any sale, purchase or any transaction of other nature for Unlawful Gains. The Company and each Company Subsidiary (A) does not know of any facts or circumstances that would cause it to believe that any non-public customer information has been disclosed to or accessed by an unauthorized third-party in a manner that would cause it to undertake any material remedial action; (B) has adopted and implemented in all material respects an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with the PATRIOT Act and such anti-money laundering program meets the requirements in all material respects of Section 352 of the PATRIOT Act and the regulations thereunder, and it has complied in all respects with any requirements to file reports and other necessary documents as required by the PATRIOT Act and the regulations thereunder; and (C) will not knowingly directly or indirectly use the proceeds of the sale of the Purchased Shares, or lend, contribute or otherwise make available such proceeds to any Company Subsidiary, joint venture partner or other person, towards any sales or operations in any country sanctioned by the United States Office of Foreign Asset Control of the Treasury (“OFAC”) or for the purpose of financing the activities of any person currently subject to any United States sanctions administered by OFAC.

(n) Absence of Certain Changes. Except as set forth on Schedule 3(n) of the Disclosure Schedule, since December 31, 2021, (i) the Company and each of the Company Subsidiaries have conducted their respective businesses in all material respects in the ordinary course, consistent with prior practice; (ii) the Company has not made or declared any distribution in cash or in kind to its shareholders or issued or repurchased any shares of its capital stock or other equity interests; and (iii) no event or events have occurred that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

(o) Company Benefit Plans.

(i) Except as has not had or would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (A) with respect to each Benefit Plan, the Company and each ERISA Affiliate, as well as each Benefit Plan, have complied, and are now in compliance with all provisions of ERISA, the Code and all laws and regulations applicable to such Benefit Plan; and (B) each Benefit Plan has been administered in accordance with its terms and all laws and regulations applicable to such Benefit Plan, including ERISA and the Code.

(ii) Except as has not had or would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and except for liabilities fully reserved for or identified in the Company Financial Statements filed prior to the date hereof, (A) no claim has been made, or to the knowledge of the Company, threatened, against the Company or any ERISA Affiliate related to the employment and compensation of employees or any Benefit Plan, including any claim related to the purchase of employer securities or to expenses paid under any defined contribution pension plan and (B) no event has occurred, and there exists no condition or set of circumstances, which could reasonably be expected to subject the Company or any Company Subsidiary to any liability under the terms of, or with respect to, any Benefit Plan or under ERISA, the Code or any other applicable law.

(iii) Neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any (A) Benefit Plan which is or was subject to Title IV of ERISA or Section 412 of the Code, (B) “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA), (C) “multiple employer plan” within the meaning of Section 4001(a)(3) of ERISA or subject to Section 413(c) of the Code, or (D) “welfare benefit fund” within the meaning of Section 419 of the Code.

(iv) Except as has not had or would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (A) neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any current or former employee, officer or director of the Company or any Company Subsidiary from the Company or any ERISA Affiliate under any Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Benefit Plan, that would not be deductible under the Code, (iii) result in any acceleration of the time of payment or vesting of any such benefits, (iv) require the funding or increase in the funding of any such benefits or (v) result in any limitation on the right of the Company or any ERISA Affiliate to amend, merge, terminate or receive a reversion of assets from any Benefit Plan or related trust, and (B) neither the Company nor any ERISA Affiliate has taken, or permitted to be taken, any action that required, and, to the knowledge of the Company, no circumstances exist that will require the funding, or increase in the funding of any benefits or resulted, or will result, in any limitation on the right of the Company or any ERISA Affiliate to amend, merge, terminate or receive a reversion of assets from any Benefit Plan or related trust.

(p) Regulatory Matters.

(i) Third Coast Bank, SSB (the “Bank”), a wholly owned subsidiary of the Company, is duly registered and licensed with the Texas Department of Savings and Mortgage Lending (“TDSML”). The Bank is, and there has not been any event or occurrence since January 1, 2019 that would reasonably be expected to result in a determination that the Bank is not, “well-capitalized” as a matter of U.S. federal banking law. The Bank has at least a “satisfactory” rating under the U.S. Community Reinvestment Act of 1977, as amended.

(ii) The deposit accounts of the Bank are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due.

(iii) Except as forth on Schedule 3(p) of the Disclosure Schedule, (i) neither the Company nor any of the Company Subsidiaries is subject to (1) a written agreement or final order required to be publicly disclosed under 12 U.S.C. § 1818(u), (2) any restrictions on its ability to appoint or replace a director or executive officer (other than those arising under the federal securities laws and regulations or applicable listing standards), or (3) any restrictions on its ability to pay dividends or make other capital distributions, other than limitations imposed on the Company or the Company Subsidiaries or their respective boards of directors or similar governing bodies by applicable state corporation law (including general principles of fiduciary duties) and (ii) neither the Company nor any of the Company Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been since January 1, 2019 ordered to pay any civil money penalty by, or has been since January 1, 2019 a recipient of any supervisory letter from, or since January 1, 2019 has adopted any board resolutions at the request or suggestion of, any Governmental Entity (each item in this sentence, a “Regulatory Agreement”), nor has the Company or any of the Company Subsidiaries been advised since January 1, 2019 by any Governmental Entity that it is considering issuing in writing, initiating, ordering or requesting any such Regulatory Agreement, other than in each case Regulatory Agreements that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(iv) The Company is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHC Act”).

(v) The Bank has no transactions with affiliates within the meaning of Sections 23A and 23B of the Federal Reserve Act, as amended, that are not in compliance in all material respects with such act or the rules promulgated thereunder.

(vi) Since January 1, 2019, the Company and each of the Company Subsidiaries has timely filed (or received a valid extension of such time of filing and has filed prior to the expiration of any such extension) all material reports, registrations, documents, filings, statements and submissions, together with any amendments thereto, that it was required to file with any Governmental Entity (the foregoing, collectively, the “Company Reports”). As of their respective dates of filing, the Company Reports complied in all material respects with all applicable statutes, rules and regulations of the applicable Governmental Entities.

(q) Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to be have a Material Adverse Effect, the Company and the Company Subsidiaries are in compliance with all applicable Environmental Laws and (i) no real property currently or formerly owned or operated by the Company or any of the Company Subsidiaries is or has been contaminated with any Hazardous Substance at any time; (ii) neither the Company nor any of the Company Subsidiaries could be deemed the owner or operator under any Environmental Law of any property which is or has been contaminated with any Hazardous Substance; and (iii) no Hazardous Substance has been transported from any of the properties owned or operated by the Company or any of the Company Subsidiaries, other than as permitted under applicable Environmental Law. Since January 1, 2019, neither the Company nor any of the Company Subsidiaries has received any written notice from any Governmental Entity or any third party indicating that the Company or any Company Subsidiary is in material violation of any Environmental Law, other than with respect to any matter that has been resolved. The Company and the Company Subsidiaries are not subject to any court order, administrative order or decree or any indemnity or other agreement arising under or related to any Environmental Law.

(r) Labor. No employees of the Company or any of the Company Subsidiaries are represented by any labor union, nor are any collective bargaining agreements otherwise in effect with respect to such employees. No labor organization or group of employees of the Company or any of the Company Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the knowledge of the Company, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. There are no organizing activities, strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances, or other material labor disputes pending or, to the knowledge of the Company, threatened against or involving the Company or any of the Company Subsidiaries. Each of the Company and the Company Subsidiaries is in compliance in all material respects with all applicable laws with respect to employment and employment practices, terms and conditions of employment, and wages and hours. To the Company’s knowledge, no executive officer (as defined in Exchange Act Rule 3b-7) as of the date hereof, is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement or non-competition agreement or any other contract or agreement or any restrictive covenant in favor of a third party, and, to the Company’s knowledge, the continued employment of each such executive officer does not subject the Company or any Company Subsidiary to any liability with respect to any of the foregoing matters.

(s) Insurance. The Company and each of the Company Subsidiaries are presently insured, and since January 1, 2019 have been insured, for reasonable amounts with financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. All such insurance policies are in full force and effect and no written notice of cancellation has been received by the Company or any Company Subsidiary. There is no existing material default by any insured thereunder. The Company (i) maintains directors’ and officers’ liability insurance and fiduciary liability insurance with, to the knowledge of the Company, financially sound and reputable insurance companies with reasonable benefits and levels of coverage, (ii) has timely paid all premiums on such policies, and (iii) there has been no lapse in coverage during the term of such policies.

(t) No Integration. Neither the Company, the Company Subsidiaries nor any of their respective Affiliates, nor any Person acting on its or their behalf, has issued any securities of the Company which would be integrated with the sale of the shares of Series A Preferred Stock or the Warrants for purposes of the Securities Act, nor will the Company, the Company Subsidiaries or any of their respective Affiliates take any action or steps (and neither have they taken any action or steps) that would require registration of any of the shares of Series A Preferred Stock or the Warrants under the Securities Act or cause the offering of the Series A Preferred Stock or the Warrants to be integrated with other offerings. Assuming the accuracy of the representations and warranties of the Investors, the offer and sale by the Company of the shares of Series A Preferred Stock to the Investors and the Warrants to the Warrant Eligible Investors pursuant to this Agreement and the Warrant Agreements will be exempt from the registration requirements of the Securities Act.

(u) Loan Portfolio.

(i) All of the written and oral loan agreements, notes or borrowing arrangements (including all leases, credit enhancements, commitments, guarantees and interest-bearing assets) originated or purchased and held by the Company or any of the Company Subsidiaries were solicited, originated and exist in compliance in all material respects with all applicable loan policies and procedures of the Company and the Company Subsidiaries. The information (including electronic information and information contained on tapes and computer disks) with respect to all loans of the Company and the Company Subsidiaries furnished to the Investors by the Company is, as of the respective dates indicated therein, accurate in all material respects; provided, that such information excludes information as would identify the names and addresses or other similar personal information of any customer.

(ii) The Company and each of the Company Subsidiaries has complied with, and all documentation in connection with the origination, processing, underwriting and credit approval of any mortgage loan originated, purchased or serviced by the Company or any Company Subsidiary satisfied, in all material respects (A) all applicable federal, state and local laws, rules and regulations with respect to the origination, insuring, purchase, sale, pooling, servicing, subservicing or filing of claims in connection with mortgage loans, including all laws relating to real estate settlement procedures, consumer credit protection, truth in lending laws, usury limitations, fair housing, transfers of servicing, collection practices, equal credit opportunity and adjustable rate mortgages; (B) the responsibilities and obligations relating to mortgage loans set forth in any agreement between the Company or any Company Subsidiary and any Agency, Loan Investor or Insurer; (C) the applicable rules, regulations, guidelines, handbooks and other requirements of any Agency, Loan Investor or Insurer; and (D) the terms and provisions of any mortgage or other collateral documents and other loan documents with respect to each mortgage loan.

For purposes of this Section 3(u):

“Agency” shall mean the Federal Housing Administration, the Federal Home Loan Mortgage Corporation, the Federal National Mortgage Association, the Government National Mortgage Association, or any other federal or state agency with authority to (i) determine any investment, origination, lending or servicing requirements with regard to mortgage loans originated, purchased or serviced by the Company or any Company Subsidiary or (ii) originate, purchase, or service mortgage loans, or otherwise promote mortgage lending, including state and local housing finance authorities.

“Insurer” means a person who insures or guarantees for the benefit of the mortgagee all or any portion of the risk of loss upon borrower default on any of the mortgage loans originated, purchased or serviced by the Company or any Company Subsidiary, including, the Federal Housing Administration, the United States Department of Veterans’ Affairs, the Rural Housing Service of the U.S. Department of Agriculture and any private mortgage insurer, and providers of hazard, title or other insurance with respect to such mortgage loans or the related collateral.

“Loan Investor” shall mean any person (including an Agency) having a beneficial interest in any mortgage loan originated, purchased or serviced by the Company or any Company Subsidiary or a security backed by or representing an interest in any such mortgage loan.

(v) Brokers and Finders. Except for CCCP VIII and Piper Sandler & Co. (the fees of which are set forth on Schedule 3(v) of the Disclosure Schedule), none of the Company, any of Company Subsidiaries and, to the knowledge of the Company, any of the employees or agents of the Company or any Company Subsidiary, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for the Company or any Company Subsidiary in connection with this Agreement or the transactions contemplated by this Agreement.

(w) Absence of Manipulation. The Company has not, and to the knowledge of the Company no one acting on its behalf has, taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of any of the Purchased Shares or the Conversion Securities.

(x) Well Capitalized. As of June 30, 2022, the Bank met or exceeded the quantitative capital requirements to be considered “well capitalized” under the FDIC’s regulatory framework for prompt corrective action.

(y) Acknowledgment Regarding Purchase of Purchased Shares. The Company acknowledges and agrees that each Investor is acting solely in the capacity of an arm’s length purchaser with respect to this Agreement and the transactions contemplated hereby. The Company further acknowledges that each Investor is not acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to this Agreement and the transactions contemplated hereby and any advice given by any Investor or any of its representatives or agents in connection with this Agreement and the transactions contemplated hereby is merely incidental to such Investor’s purchase of the Purchased Shares.

(z) Shell Company Status. The Company is not, and has never been, an issuer identified in Rule 144(i)(1) under the Securities Act.

(aa) Investment Company. Neither the Company nor any of the Company Subsidiaries is an “investment company” as defined under the Investment Company Act of 1940, as amended, and neither the Company nor any of the Company Subsidiaries owns capital stock of any person that is such an investment company.

(bb) Risk Management; Derivatives.

(i) The Company and the Company Subsidiaries have in place risk management policies and procedures sufficient in scope and operation to protect against risks of the type and in amounts expected to be incurred by persons of similar size and in similar lines of business as the Company and the Company Subsidiaries.

(ii) All derivative instruments, including swaps, caps, floors and option agreements, whether entered into for the Company’s own account, or for the account of one or more of the Company Subsidiaries or their customers, were entered into (A) only for purposes of mitigating identified risk and in the ordinary course of business, (B) in accordance with prudent practices and in material compliance with all applicable laws, rules, regulations and regulatory policies, and (C) with counterparties believed by the Company to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of the Company or one of the Company Subsidiaries, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, or the rights of creditors of financial institutions, the accounts of whose subsidiaries are insured by the FDIC, and subject, as to enforceability, to general principles of equity, including principles of good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity). Neither the Company nor the Company Subsidiaries, nor, to the knowledge of the Company, any other party thereto, is in breach of any of its obligations under any such agreement or arrangement.

(cc) Foreign Corrupt Practices and International Trade Sanctions. Neither the Company nor any Company Subsidiary, nor to the knowledge of the Company any of their respective directors, officers, agents, employees or any other persons acting on their behalf (i) has violated the Foreign Corrupt Practices Act, 15 U.S.C. § 78dd-1 et seq., as amended, or any other similar applicable foreign, federal, or state legal requirement, (ii) has made or provided, or caused to be made or provided, directly or indirectly, any payment or thing of value to a foreign official, foreign political party, candidate for office or any other person knowing that the person will pay or offer to pay the foreign official, party or candidate, for the purpose of influencing a decision, inducing an official to violate their lawful duty, securing any improper advantage, or inducing a foreign official to use their influence to affect a governmental decision, (iii) has paid, accepted or received any unlawful contributions, payments, expenditures or gifts, (iv) to the knowledge of the Company, has violated or operated in noncompliance with any export restrictions, money laundering law, anti-terrorism law or regulation, anti-boycott regulations or embargo regulations, or (v) is currently subject to any United States sanctions administered by OFAC.

(dd) Anti-Takeover Provisions. No Takeover Law shall apply to the transactions contemplated by this Agreement.

(ee) Intellectual Property. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and the Company Subsidiaries own (free and clear of any claims, Liens, exclusive licenses or non-exclusive licenses not granted in the ordinary course of business) or have a valid license to use all Intellectual Property used in or necessary to carry on their business as currently conducted, and (ii) such Intellectual Property referenced in clause (i) above is valid, subsisting and enforceable, and is not subject to any outstanding order, judgment, decree or agreement adversely affecting the Company’s or the Company Subsidiaries’ use of, or rights to, such Intellectual Property. The Company and the Company Subsidiaries have sufficient rights to use all Intellectual Property used in their business as presently conducted, all of which rights shall survive unchanged the consummation of the transactions contemplated by this Agreement. Neither the Company nor any Company Subsidiary has received any written notice of infringement or misappropriation of, or any conflict with, the rights of others with respect to any Intellectual Property. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, to the Company’s knowledge, no third party has infringed, misappropriated or otherwise violated the Intellectual Property rights of the Company or the Company Subsidiaries. There is no litigation, opposition, cancellation, proceeding, objection or claim pending, asserted, or, to the Company’s knowledge, threatened in writing against the Company or any Company Subsidiary concerning the ownership, validity, registerability, enforceability, infringement or use of, or licensed right to use, any Intellectual Property. To the knowledge of the Company, none of the Company or any of the Company Subsidiaries is using or enforcing any Intellectual Property owned by or licensed to the Company or any of the Company Subsidiaries in a manner that would be expected to result in the abandonment, cancellation or unenforceability of such Intellectual Property.

(ff) Fiduciary Accounts. To the knowledge of the Company, the Company and the Company Subsidiaries have, in all material respects, properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents, applicable federal and state Law and regulation and common law. To the knowledge of the Company, none of the Company, the Company Subsidiaries or any director, officer or employee of the Company or the Company Subsidiaries has, in any material respect, committed any breach of trust or fiduciary duty with respect to any such fiduciary account and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account.

(gg) Common Control. The Company is not and, after giving effect to the offering and sale of the Purchased Shares, will not be under the control (as defined in the BHCA and the Federal Reserve’s Regulation Y (12 C.F.R. Part 225)) (“BHCA Control”) of any company (as defined in the BHCA and the Federal Reserve’s Regulation Y). The Company is not in BHCA Control of any federally insured depository institution other than the Bank. The Bank is not under the BHCA Control of any company (as defined in the BHCA and the Federal Reserve’s Regulation Y) other than the Company. Except for the Company’s ownership interest in the Bank, neither the Company nor the Bank controls, in the aggregate, five percent (5%) or more of the outstanding shares of any class of voting securities, directly or indirectly, of any federally insured depository institution; provided, further, that except as set forth in Schedule 3(gg) to the Disclosure Schedule, neither the Company nor the Bank controls the outstanding shares of any class of voting securities, directly or indirectly, of any federally insured depository institution. The Bank is not subject to the liability of any commonly controlled depository institution pursuant to Section 5(e) of the Federal Deposit Insurance Act (12 U.S.C. § 1815(e)).

(hh) Knowledge as to Conditions. In each case, if any are applicable, to the Company’s knowledge there is no reason why it would be reasonable to expect that any regulatory approvals and, to the extent necessary, any other approvals, authorizations, filings, registrations, and notices required or otherwise a condition to the consummation of the transactions contemplated by the Transaction Documents will not be obtained.

(ii) No Other Representations and Warranties. Except for the representations and warranties contained in this Section 3 (including the related portions of the Disclosure Schedules), neither the Company nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Company, including any representation or warranty as to the accuracy or completeness of any information regarding the Company furnished or made available to Investor and its representatives, or any representation or warranty arising from statute or otherwise in law. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall constitute a waiver of intentional fraud by any person.

Section 4. Representations and Warranties of Investor. Each Investor severally, but not jointly, represents and warrants to the Company, as of the date hereof, as follows:

(a) Organization. To the extent the Investor is not an individual, the Investor is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and except as has not had or would not reasonably be expected to have a material adverse effect on the Investor’s ability to perform its obligations under the Agreement or to consummate the transactions contemplated hereby on a timely basis, the Investor is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified.

(b) Authorization. The Investor has the requisite corporate, partnership, limited liability company or other power and authority (and in the case of an individual, the capacity) to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by the Investor and the consummation of the transactions contemplated hereby have been duly authorized by the Investor’s board of directors, general partner, managing members, investment committee or other authorized persons, as the case may be (if such authorization is required), and no further approval or authorization by any of such persons, as the case may be, is required. No other corporate, partnership, limited liability company or other proceedings are necessary for the execution and delivery by the Investor of this Agreement, the performance by it of its obligations hereunder or the consummation by it of the transactions contemplated hereby. Assuming the due authorization, execution and delivery by the Company, this Agreement constitutes a valid and binding obligation of the Investor enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

(c) Purchase for Investment. The Investor acknowledges that none of the Purchased Shares, nor the Conversion Securities have been registered under the Securities Act or under any state securities laws. The Investor (i) is acquiring the Purchased Shares, and will acquire the Conversion Securities, if any, pursuant to an exemption from registration under the Securities Act solely for investment with no present intention to distribute any of the Purchased Shares or the Conversion Securities to any Person, (ii) will not sell or otherwise dispose of any of the Purchased Shares or the Conversion Securities, except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities laws, (iii) has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of its investment in the Purchased Shares and the Conversion Securities, and of making an informed investment decision, (iv) is an “accredited investor” (as that term is defined by Rule 501 of the Securities Act), and (v) is able to bear the economic risk of an investment in the Purchased Shares and, at the present time, is able to afford a complete loss of such investment. The Investor acknowledges and agrees that none of the Series A Preferred Stock, Warrants, Series B Preferred Stock, or Non-Voting Common Stock are registered with the Commission, or traded or quoted on any national securities exchange or other inter-dealer quotation system and that the issuance of such securities pursuant to this Agreement involves securities for which a limited trading market exists, thereby requiring any investment to be maintained for an indefinite period of time.

(d) Sufficient Funds. The Investor has or will have prior to the Closing Date, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to timely deliver to the Company the Purchase Price payable hereunder by the Investor.

(e) No Conflicts. The execution, delivery and performance by the Investor of this Agreement, the compliance by the Investor with all of the provisions of this Agreement and the consummation of the transactions herein contemplated will not (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any Lien, security interest, charge or encumbrance upon any of the properties or assets of the Investor under any of the terms, conditions or provisions of (A) its applicable governing documents or by-laws or other organizational documents, as applicable, or (B) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Investor is a party or by which it may be bound, or to which the Investor or any of its properties or assets may be subject, or (ii) violate any statute, rule or regulation or any judgment, ruling, order, writ, injunction or decree applicable to the Investor or any of its properties or assets except, in the case of clauses (i)(B) and (ii), for those occurrences that, individually or in the aggregate, have not had or would not reasonably be expected to have a material adverse effect on the Investor’s ability to perform its obligations under the Agreement or to consummate the transactions contemplated hereby on a timely basis.

Assuming the accuracy of the representations and warranties of the Company in Section 3, other than the securities or blue sky laws of the various states and except as otherwise provided in this Agreement, no material notice to, registration, declaration or filing with, exemption or review by, or authorization, order, consent or approval of, any Governmental Entity, or expiration or termination of any statutory waiting period, is necessary for the consummation by the Investor of the transactions set forth in this Agreement.

(f) Access to Information. The Investor acknowledges that it has been afforded (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning the terms and conditions of the offering of the Purchased Shares and the merits and risks of investing in the Purchased Shares; (ii) access to information about the Company and the Company Subsidiaries and their respective financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment; and (iii) the opportunity to obtain such additional information that the Company possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment.

(g) Independent Investment Decision. The Investor has independently evaluated the merits of its decision to purchase the Purchased Shares pursuant to this Agreement. The Investor understands that nothing in this Agreement or any other materials presented by or on behalf of the Company to the Investor in connection with the purchase of the Purchased Shares constitutes legal, tax or investment advice. The Investor has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its purchase of the Purchased Shares.

(h) Reliance on Exemptions. The Investor understands and acknowledges that the Purchased Shares are being offered and sold to it in reliance on specific exemptions from the registration requirements of U.S. federal and state securities laws and that the Company is relying in part upon the truth and accuracy of, and the Investor’s compliance with, the representations, warranties, agreements, acknowledgements and understandings of the Investor set forth herein in order to determine the availability of such exemptions and the eligibility of the Investor to acquire the Purchased Shares. Without limiting any of the foregoing, neither the Investor nor any of its Affiliates has taken, and the Investor will not, and will cause its Affiliates not to, take any action that would otherwise cause the Purchased Shares to be subject to the registration requirements of the Securities Act.

(i) No Governmental Review. The Investor understands that no U.S. federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Purchased Shares or the fairness or suitability of the investment in the Purchased Shares nor have such authorities passed upon or endorsed the merits of the offering of the Purchased Shares.

(j) Residency. The Investor’s office (or in the case of an individual, the Investor’s residence) in which its investment decision with respect to the Purchased Shares was made is located at the address set forth for the Investor on the signature page hereto.

(k) Ownership. Except as disclosed to the Company in writing, as of the date of this Agreement, the Investor is not the owner of record or the beneficial owner of any shares of Common Stock, securities convertible into or exchangeable for Common Stock, or any other equity or equity-linked security of the Company or any Company Subsidiary.

(l) Brokers and Finders. Except for CCCP VIII and Piper Sandler & Co., no Person will have, as a result of the transactions contemplated by this Agreement, any valid right, interest or claim against or upon the Company or the Investor for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding entered into by or on behalf of the Investor.

(m) Non-Reliance. The Investor is not relying upon, and has not relied upon, any statement, representation or warranty made by any Person, except for the representations and warranties by the Company contained in this Agreement.

Section 5. Deliveries at Closing.

(a) Company Deliverables. At the Closing, the Company shall deliver to the Investors the following:

(i) Evidence reasonably satisfactory to the Investors of the book-entry issuance of the number of shares of Series A Preferred Stock to be purchased at the Closing by the Investors as specified herein;

(ii) the Series A Certificate of Designation in the form attached hereto as Exhibit A, and the Series B Certificate of Designation in the form attached as Exhibit B, in each case duly certified by the Secretary of State of the State of Texas;

(iii) a certificate of a senior executive officer of the Company, on its behalf, in the form attached hereto as Exhibit E, dated as of the Closing Date;

(iv) a certificate of the Secretary of the Company, in the form attached hereto as Exhibit F, dated as of the Closing Date;

(v) Norton Rose Fulbright US LLP, counsel for the Company, shall have delivered to the Investors its written opinion, dated as of the Closing Date, in the form attached hereto as Exhibit I, as to the matters set forth in Exhibit I;

(vi) a certificate from the TDSML to the effect that the Bank is existing and in good standing under the laws of the State of Texas;

(vii) a certificate of the Federal Reserve Bank of Dallas to the effect that the Company is a registered bank holding company under the BHC Act;

(viii) a certificate of the FDIC to the effect that the deposit accounts of the Bank are insured by the FDIC under the provisions of the Federal Deposit Insurance Act;

(ix) a duly executed copy of the Registration Rights Agreement in the form attached hereto as Exhibit K, dated as of the Closing Date (the “Registration Rights Agreement”); and

(x) if such Investor is a Warrant Eligible Investor, a duly executed copy of the Warrant Agreement, dated as of the Closing Date.

(b) Investor Deliverables. At the Closing, each Investor shall deliver to the Company the following:

(i) payment of the Purchase Price in United States dollars by wire transfer of immediately available funds to an account specified in writing by the Company;

(ii) a certificate of a senior executive officer of such Investor on its behalf (or in the case of an individual, a certificate of such Investor in an individual capacity) to the effect that the closing conditions in Sections 7(b)(i) and (ii) are met as of the Closing in the form attached as Exhibit G;

(iii) a duly executed copy of the Registration Rights Agreement; and

(iv) if such Investor is a Warrant Eligible Investor, a duly executed copy of the Warrant Agreement, dated as of the Closing Date.

(c) Castle Creek Deliverables.

(i) At the Closing and in addition to the deliverables set forth in Section 5(a), the Company shall deliver to CCCP VIII the following:

(A) a duly executed copy of a letter agreement in the form attached hereto as Exhibit H, dated as of the Closing Date (the “VCOC Letter Agreement”); and

(B) a duly executed copy of the letter agreement in the form attached hereto as Exhibit L, dated as of the Closing Date (the “Letter Agreement”).

(ii) At the Closing and in addition to the deliverables set forth in Section 5(b), CCCP VIII shall deliver to the Company a duly executed copy of the Letter Agreement and the VCOC Letter Agreement.

Section 6. Covenants.

(a) Public Statements. Neither the Company nor any Investor shall issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the prior consent (which shall not be unreasonably conditioned, withheld or delayed) of the other; provided, however, that any party may, without the prior consent of the other parties issue or cause the publication of any press release or other public announcement to the extent required by law or rule or regulation of a Trading Market.

(b) Regulatory Approvals. Each Investor and the Company shall use reasonable best efforts to obtain, as promptly as practicable, all governmental, quasi-governmental, court or regulatory approvals, consents or statements of non-objection necessary to allow it to acquire or issue, as applicable, the Purchased Shares and Conversion Securities it will or may acquire or issue, as applicable, following the date hereof, pursuant to this Agreement, the Warrant Agreements and the Non-Voting Common Stock Certificate of Amendment, and to otherwise consummate the transactions contemplated by this Agreement, including any approvals, consents or statements of non-objection required by any state or federal banking regulatory authority to the extent that any are applicable or are otherwise reasonably sought by the Investor or the Company. In performing its obligations under this Section 6(b), each Investor and the Company shall cooperate with the other party, shall reasonably consult with the other party concerning all regulatory filings, applications and support materials to the extent not filed prior to the date hereof and shall keep the other party promptly apprised of the status of matters referred to in this Section 6(b).

(c) Cooperation.

(i) Each Investor and the Company will, and will cause its Affiliates to, cooperate with the other and use reasonable best efforts to take, or cause to be taken, all actions in order to facilitate the successful consummation of the transactions contemplated hereby. Each Investor and the Company shall execute and deliver both before and after the Closing such further certificates, agreements and other documents and take such other actions as the other may reasonably request to consummate or implement such transactions or to evidence such events or matters. In particular, each Investor will use its reasonable best efforts to promptly obtain or submit, and the Company will cooperate as may reasonably be requested by each Investor to assist the Investor to promptly obtain or submit, as the case may be, as promptly as practicable, all notices to and, to the extent required by applicable law or regulation, consents, approvals or exemptions from, and assist in any appearances and proceedings before, bank regulatory authorities in connection with the transactions contemplated by this Agreement. Each Investor and the Company will have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, all the information relating to such other party, and any of their respective Affiliates, which appears in any filing made with, or written materials submitted to, any third party in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each agrees to act reasonably and as promptly as practicable. Each such party agrees to keep the other party apprised of the status of matters referred to in this Section 6(c). To the extent permitted by applicable law and to the extent such communications do not contain confidential information, each Investor shall promptly furnish the Company, and the Company shall promptly furnish each Investor, with copies of material written communications received by it or its subsidiaries from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated by this Agreement.

(ii) Each party agrees to keep all information furnished by another party pursuant to this Agreement confidential (“Confidential Information”) except such information that (i) is or becomes generally available to the public (other than as a result of a disclosure by the receiving party in violation of this Agreement), (ii) was available to the receiving party on a non-confidential basis prior to its disclosure by the disclosing party, (iii) becomes available to the receiving party on a non-confidential basis from a person other than the disclosing party who is not known by the receiving party to be otherwise bound by a confidentiality agreement with the disclosing party, or is not known by the receiving party to be otherwise prohibited from transmitting the information to the receiving party, (iv) the disclosing party agrees may be disclosed, or (v) the receiving party is requested pursuant to, or required by, law, regulation, legal process or regulatory authority to disclose, and neither party hereto shall release or disclose such information to any other person, except its auditors, attorneys, financial advisors, or other consultants and advisors (collectively, “Representatives”). Each party shall be liable for any breaches of this Agreement by its Representatives. In the event that any party is requested pursuant to, or required by, law, regulation, legal process or regulatory authority to disclose any Confidential Information, such party agrees that it will provide the other party with prompt notice of such request(s) or requirement(s) (to the extent legally permitted) to enable the non-disclosing party to seek an appropriate protective order (at the non-disclosing party’s sole cost and expense), waive compliance with the provisions of this Agreement or take other appropriate action; provided that no such notice shall be required in connection with a routine examination by a regulatory authority or auditor that does not reference the Company or this Agreement. Each party agrees to use its good faith efforts to assist the other party in obtaining such a protective order. If, in the absence of a protective order or the receipt of a waiver hereunder, the disclosing party is nonetheless, based on the written advice of its counsel, compelled to disclose the Confidential Information or else stand liable for contempt or suffer other censure or significant penalty, such party, after notice to the non-disclosing party (to the extent legally permitted), may disclose such Confidential Information that the disclosing party is compelled to disclose. Notwithstanding anything in this Section 6 or elsewhere in this Agreement to the contrary, if approval or non-objection of any federal or state banking regulator is required for any Investor’s purchase under this Agreement, such Investor will not be required to deliver to the Company a copy of its Federal Interagency Biographical and Financial Report submitted to bank regulatory agencies in connection with applications. Subject to Section 16 hereof, each Investor also agrees to bear all of such Investor’s own expenses in connection with such applications, including without limitation: (i) fees and disbursements of such Investor’s own legal counsel (such Investor hereby acknowledging that neither the Company nor its legal counsel is acting as any Investor’s legal counsel in connection with any matters relating to this Agreement or the applications for regulatory approvals); (ii) filing fees; (iii) expenses, if any, of newspaper publication of notices of the filing of the applications; and (iv) any other expenses that may be required of such Investor in connection therewith. Notwithstanding anything in this Section 6 or elsewhere in this Agreement to the contrary, no Investor shall be required to provide to the Company any of its, its Affiliates’, its investment advisor’s or its or their control persons’ or equity holders’ nonpublic, proprietary, personal or otherwise confidential information including the identities of limited partners, shareholders or members of the Investor or its Affiliates or their investment advisors.

(d) Transfer Restrictions; Legends.

(i) Each Investor covenants that the Purchased Shares and the Conversion Securities may be disposed of only pursuant to an effective registration statement under, and in compliance with the requirements of, the Securities Act, or pursuant to an available exemption from, or in a transaction not subject to, the registration requirements of the Securities Act, and in compliance with any applicable state, federal or foreign securities laws. In connection with any transfer of the Purchased Shares or Conversion Securities other than (i) pursuant to an effective registration statement, (ii) to the Company, or (iii) pursuant to Rule 144 (provided that the transferor provides the Company with reasonable assurances (in the form of a seller representation letter and, if applicable, a broker representation letter) that such securities may be sold pursuant to such rule), the Company may require the transferor thereof to provide to the Company and the Transfer Agent, at the transferor’s expense, an opinion of counsel selected by the transferor and reasonably acceptable to the Company and the Transfer Agent, the form and substance of which opinion shall be reasonably satisfactory to the Company and the Transfer Agent, to the effect that such transfer does not require registration of such Purchased Shares under the Securities Act.

(ii) Each Investor agrees that all certificates or other instruments representing the Purchased Shares and the Conversion Securities subject to this Agreement will bear a legend substantially to the following effect:

THE ISSUANCE OF THESE SECURITIES HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “SECURITIES ACT”), OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OR (B) AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS OR BLUE SKY LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY AND ITS TRANSFER AGENT OR (II) UNLESS SOLD PURSUANT TO RULE 144 UNDER SAID ACT (PROVIDED THAT THE TRANSFEROR PROVIDES THE COMPANY WITH REASONABLE ASSURANCES (IN THE FORM OF A SELLER REPRESENTATION LETTER AND, IF APPLICABLE, A BROKER REPRESENTATION LETTER) THAT THE SECURITIES MAY BE SOLD PURSUANT TO SUCH RULE).

(iii) Upon the request of each Investor, the restrictive legend set forth in Section 6(d)(ii) above shall be removed and the Company shall issue book entry shares without such restrictive legend or any other restrictive legend to the holder of the applicable Purchased Shares upon which it is stamped, if (A) such Purchased Shares are registered for resale under the Securities Act, (B) such Purchased Shares are sold or transferred pursuant to Rule 144, or (C) such Purchased Shares are eligible for sale under Rule 144, without the requirement for the Company to be in compliance with the current public information requirement under Rule 144(c)(1) (or Rule 144(i)(2), if applicable) as to such securities and without volume or manner-of-sale restrictions. Following the dates that Rule 144 becomes available for the resale of Purchased

Shares, without the requirement for the Company to be in compliance with the current public information requirement under Rule 144(c)(1) (or Rule 144(i)(2), if applicable) as to the Purchased Shares and without volume or manner-of-sale restrictions, the Company, upon the written request of the holder, shall instruct the Transfer Agent to remove the legend from the Purchased Shares and shall cause its counsel to issue any legend removal opinion required by the Transfer Agent. Any fees (with respect to the Company or the Transfer Agent, Company counsel or otherwise) associated with the issuance of such opinion or the removal of such legend shall be borne by the Company. If a legend is no longer required pursuant to the foregoing, the Company will no later than five (5) Trading Days following the delivery by an Investor to the Transfer Agent (with notice to the Company) of (1) a legended instrument representing such Purchased Shares (endorsed or with stock powers attached, signatures guaranteed, and otherwise in form necessary to affect the reissuance and/or transfer), and (2) a representation letter to the extent required by Section 6(d)(i) (such fifth Trading Date, the “Legend Removal Date”), deliver or cause to be delivered to such Investor book-entry Purchased Shares that are free from all restrictive legends. Except as required by law or industry custom related to the issuance and trading of restricted securities, the Company may not make any notation on its records or give instructions to the Transfer Agent that enlarge the restrictions on transfer set forth in this Section 6.1(d).

(iv) If the Company shall fail for any reason or for no reason to issue to such Investor unlegended Purchased Shares by the Legend Removal Date, then, in addition to all other remedies available to such Investor, if on or after the Trading Day immediately following such five (5) Trading Day period, such Investor purchases, or a broker (a “Buy-In Broker”) purchases (in an open market transaction or otherwise) Series A Preferred Stock, Warrants, as applicable, or Conversion Securities to deliver in satisfaction of such sale in lieu of Series A Preferred Stock, Warrants, as applicable, or Conversion Securities the Investor anticipated receiving from the Company without any restrictive legend (a “Buy-In”), then the Company shall, within five (5) Business Days after such Investor’s request, honor its obligation to deliver to such Investor book-entry Purchased Shares, a certificate or certificates without restrictive legends representing such Series A Preferred Stock, Warrants, as applicable, or Conversion Securities and pay cash to such Investor in an amount equal to the excess (if any) of such Investor’s or Buy-In Broker’s total purchase price (including brokerage commissions, if any) for the Series A Preferred Stock, Warrants, as applicable, or Conversion Securities so purchased over the product of (i) such number of Series A Preferred Stock, Warrants, as applicable, or Conversion Securities, times (ii) the closing bid price on the Legend Removal Date. Notwithstanding anything to the contrary, in the event that the Company has delivered all documents required by the Transfer Agent to remove the restrictive legend from the Purchased Shares prior to the Legend Removal Date, then the Company shall have no liability under this Section 6(d)(iv) or otherwise as a result of the failure to deliver unlegended Purchased Shares by the Legend Removal Date to such Investor; provided, however, that the Company shall reasonably cooperate with such Investor and the Transfer Agent to deliver unlegended Purchased Shares as soon as practicable after the Legend Removal Date.

(e) Transfer. The Company shall cooperate, in accordance with reasonable and customary business practices with any and all transfers, whether by direct or indirect sale, assignment, award, confirmation, distribution, bequest, donation, trust, pledge, encumbrance, hypothecation or other transfer or disposition, for consideration or otherwise, whether voluntarily or involuntarily, by operation of law or otherwise, by each Investor or any of its successors and assigns of the Series A Preferred Stock, Warrants, as applicable, or Conversion Securities.

(f) No Change of Control. The Company shall use reasonable best efforts to obtain all necessary irrevocable waivers and make all appropriate determinations so that the issuance of Purchased Shares and Conversion Securities to an Investor, collectively, will not trigger a “change of control” or other similar provision in any of the agreements to which the Company or any of the Company Subsidiaries is a party, including without limitation any employment, “change in control,” severance or other agreements and any Benefit Plan, which results in payments to the counterparty or the acceleration of vesting of benefits.

(g) Shareholder Approval. No later than May 31, 2023 after the Closing, the Company shall duly call, give notice of, establish a record date for, convene and hold its annual shareholders’ meeting (the “Shareholders’ Meeting”), for the purpose of, among other matters, voting upon such approval required by the applicable rules of the Principal Trading Market for issuances of shares of Common Stock in excess of the Exchange Cap and upon approval and adoption of the Non-Voting Common Stock Certificate of Amendment (the “Shareholder Approval”). The Company shall: (i) through its Board of Directors recommend to its shareholders the approval and adoption of the Non-Voting Common Stock Certificate of Amendment and the approval to effect issuances in excess of the Exchange Cap (the “Company Recommendation”); (ii) include such Company Recommendation in the proxy statement delivered to shareholders; and (iii) use its reasonable best efforts to obtain the Shareholder Approval. To the extent entitled to vote, the Investor shall vote to approve the Non-Voting Common Stock Certificate of Amendment at the Shareholders’ Meeting and not take any action or inaction to directly or indirectly delay or support any opposition to the Shareholder Approval. Neither the Board of Directors nor any committee thereof shall withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to Investors, the Company Recommendation or take any action, or make any public statement, filing or release inconsistent with the Company Recommendation. The Company shall adjourn or postpone the Shareholders’ Meeting, if, as of the time for which such meeting is originally scheduled there are insufficient shares of Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting. The Company shall also adjourn or postpone the Shareholders’ Meeting, if on the date of the Shareholders’ Meeting the Company has not received proxies representing a sufficient number of shares necessary to obtain the Shareholder Approval and, following such adjournment or postponement, the Company shall use its commercially reasonable efforts to solicit proxies representing a sufficient number of shares to obtain the Shareholder Approval for up to thirty (30) days following such adjournment or postponement. Following the first of either such adjournment or postponement, if requested by the Investors, the Company shall retain a proxy solicitor reasonably acceptable to, and on terms reasonably acceptable to, the Investors in connection with obtaining the Shareholder Approval.

(h) Additional Regulatory Matters.

(i) Notwithstanding anything to the contrary in this Agreement, neither the Company nor any Company Subsidiary shall take any action (including any redemption, repurchase, or recapitalization of Common Stock, or securities or rights, options or warrants to purchase Common Stock, or securities of any type whatsoever that are, or may become, convertible into or exchangeable into or exercisable for Common Stock in each case, where each Investor is not given the right to participate in such redemption, repurchase or recapitalization to the extent of the Investor’s pro rata proportion), that would reasonably be expected to pose a substantial risk that an Investor’s ownership of any class of voting securities of the Company (together with the ownership by such Investor’s Affiliates (as such term is used under the BHC Act) of voting securities of the Company) would exceed 9.9% of such class after the Closing Date, without the prior written consent of such Investor or such person, or to increase to an amount that would constitute “control” under the BHC Act, the Change in Bank Control Act of 1978, as amended (the “CBCA”), Chapter 92, Subchapter L, Sections 92.551 to 92.561 of the Texas Finance Code (the “TCBCA”), or any rules or regulations promulgated thereunder (or any successor provisions) or otherwise cause such Investor to “control” the Company under and for purposes of the BHC Act, the CBCA, the TCBCA, or any rules or regulations promulgated thereunder (or any successor provisions); provided, however, that the preceding shall not apply with respect to the TCBCA to the extent that an approval or non-objection under the TCBCA has already been obtained by the Investor in connection with the execution of this Agreement, and no additional approval or non-objection of the TDSML is required under the TCBCA with respect to the Purchased Shares held by the Investor due to the occurrence of the actions contemplated by this paragraph. In the event the Company breaches its obligations under this Section 6(h) or believes that it is reasonably likely to breach such an obligation, it shall promptly notify the affected Investor hereto and shall cooperate in good faith with such parties to modify ownership or make other arrangements or take any other reasonable action, in each case, as is necessary to cure or avoid such breach.

(ii) Notwithstanding anything in this Agreement, in no event will an Investor or any of its Affiliates be obligated to:

(A) Without limiting clause (2) below, (1) propose or accept any divestiture of any of the Investor’s or any of its Affiliates’ assets, or (2) accept any operational restriction on the Investor’s or any of its Affiliates’ business, or agree to take any action that limits the Investor’s or its Affiliates’ commercial practices in any way (except as they relate to the Company and the Company Subsidiaries) including by requiring the modification of governance, fee or carried interest arrangements with respect to, or otherwise by imposing any capital or other requirements on, the Investor or any of its Affiliates, (e) agree to provide capital to, or otherwise maintain or contribute, directly or indirectly, to the capital of, the Company or any Company Subsidiary (including the Bank) other than the payment of the Purchase Price pursuant to this Agreement, or (4) register as a bank holding company, in each case in order to obtain any consent, acceptance or approval of any Governmental Entity to consummate the transactions contemplated by this Agreement; or

(B) Propose or agree to accept any term or condition or otherwise modify the terms of this Agreement, including, for the avoidance of doubt, the terms or the amount of the Purchased Shares to be delivered by the Company under this Agreement, to obtain any consent, acceptance, approval of any Governmental Entity to the consummation of the transactions contemplated by this Agreement if such term, condition, modification or confirmation would (1) materially adversely affect (with respect to the Investor or its Affiliates) any material term of the transactions contemplated by this Agreement, or (2) reasonably be expected to adversely affect (with respect to the Investor or its Affiliates) any material financial term of the transactions contemplated by this Agreement or the anticipated benefits to the Investor and its Affiliates hereunder.

(iii) So long as an Investor holds any Purchased Shares or Conversion Securities, the Company will not, without the consent of the Investor, take any action, directly or indirectly through any Company Subsidiary or otherwise, that the Board of Directors believes in good faith would reasonably be expected to cause the Investor to be subject to transfer restrictions or other covenants of the FDIC Statement of Policy on Qualifications for Failed Bank Acquisitions as in effect at the time of taking such action.

(i) Merger or Sale. The Company will not merge or consolidate into, or sell, transfer or lease all or substantially all of its property or assets to, any other party unless the successor, transferee or lessee party, as the case may be (if not the Company), expressly assumes the due and punctual performance and observance of each and every covenant and condition of this Agreement to be performed and observed by the Company. For the avoidance of doubt, the Company shall not be prohibited from entering into or consummating any Non-Qualifying Transaction subject to compliance with the preceding sentence.

(j) Shareholder Litigation. The Company shall promptly inform the Investors of any material claim, action, suit, arbitration, mediation, demand, hearing, investigation or proceeding (“Shareholder Litigation”) against the Company, any Company Subsidiary or any of the past or present executive officers or directors of the Company or any Company Subsidiary that is threatened in writing or initiated by or on behalf of any shareholder of the Company in connection with or relating to the transactions contemplated hereby. The Company shall consult with the Investors and keep the Investors reasonably informed of all material filings and developments relating to any such Shareholder Litigation, except to the extent that any such disclosures would violate or breach the Company’s attorney-client privilege.

(k) Notice of Certain Events. Each party hereto shall promptly notify the other party hereto of (a) any event, condition, fact, circumstance, occurrence, transaction or other item of which such party becomes aware prior to the applicable Closing that would constitute a violation or breach of this Agreement (or a breach of any representation or warranty contained herein) or, if the same were to continue to exist as of the Closing Date, would constitute the non-satisfaction of any of the conditions set forth in Section 7 hereof, and (b) any event, condition, fact, circumstance, occurrence, transaction or other item of which such party becomes aware that would have been required to have been disclosed pursuant to the terms of this Agreement had such event, condition, fact, circumstance, occurrence, transaction or other item existed as of the date hereof; provided that delivery of any notice pursuant to this Section 6(k) shall not modify the representations, warranties, covenants, agreements or obligations of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement. Notwithstanding the foregoing, neither party shall be required to take any action that would jeopardize such party’s attorney-client privilege.

(l) Conduct of the Business. Except as forth on Schedule 6(l) of the Disclosure Schedule, prior to the earlier of the Closing Date and the termination of this Agreement pursuant to Section 8 hereof, the Company shall, and, shall cause each Company Subsidiary to: (a) use commercially reasonable efforts to carry on its business in the ordinary course of business and to maintain and preserve its and such Company Subsidiary’s business (including its organization, assets, properties, goodwill and insurance coverage) and preserve business relationships with customers, vendors, strategic partners and others having business dealings with it; (b) refrain from

(1) declaring, setting aside or paying any distributions or dividends on, or making any other distributions (whether in cash, securities or other property) in respect of, any of its capital stock; (2) splitting, combining or reclassifying any of its capital stock or issuing or authorizing the issuance of any other securities in respect of, in lieu of or in substitution for capital stock or any of its other securities; (3) purchasing, redeeming or otherwise acquiring any capital stock or any of its other securities or any rights, warrants or options to acquire any such capital stock or other securities; (4) issuing, delivering, selling, granting, pledging or otherwise disposing of or encumbering any capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such capital stock, voting securities or convertible or exchangeable securities, other than any issuance of Common Stock on exercise of any compensatory stock options or vesting of any restricted stock outstanding on the date of this Agreement, the issuance of any Common Stock pursuant to the Third Coast Bank, SSB 401(k) and Employee Stock Ownership Plan, and the issuance of any equity incentives under the Third Coast Bancshares, Inc. 2019 Omnibus Incentive Plan or the Third Coast Bancshares, Inc. 2017 Director Stock Option Plan; or (5) entering into any contract with respect to, or otherwise agreeing or committing to do, any of the foregoing.

(m) Certain Transactions.

(i) Prior to the earlier of the Closing or termination of this Agreement, notwithstanding anything in this Agreement to the contrary, the Company shall not directly or indirectly effect or cause to be effected any transaction with a third party that would reasonably be expected to result in a Change in Control unless such third party shall have provided prior assurance in writing to the Company (in a form that is reasonably satisfactory to the Company) that the terms of this Agreement shall be fully performed (A) by the Company or (B) by such third party if it is the successor of the Company or if the Company is its direct or indirect subsidiary, and the Company agrees to promptly provide copies of such assurances to the Investors. For the avoidance of doubt, it is understood and agreed that, (C) in the event that a Change in Control occurs on or prior to the Closing, the Investors shall maintain the right under this Agreement to acquire, pursuant to the terms and conditions of this Agreement, the Purchased Shares and the Conversion Securities (or such other securities or property (including cash) into which the Purchased Shares or Conversion Securities may have become exchangeable as a result of such Change in Control), as if the Closing had occurred immediately prior to such Change in Control, and (D) nothing in this Section 6(m) is intended to or shall limit in any way the Investor closing conditions contained in Section 7 hereof.

(ii) In the event that, at or prior to the Closing, (1) the number of shares of Common Stock or securities convertible or exchangeable into or exercisable for shares of Common Stock issued and outstanding is changed as a result of any reclassification, stock split (including reverse split), stock dividend or distribution (including any dividend or distribution of securities convertible or exchangeable into or exercisable for shares of Common Stock), merger, tender or exchange offer or other similar transaction, or (2) the Company fixes a record date that is at or prior to the Closing Date for the payment of any non-stock dividend or distribution on the Common Stock, then the Conversion Price under each of the Series A Preferred Stock and Series B Preferred Stock (as applicable) shall be equitably substituted to provide the Investors with substantially the same economic benefit from this Agreement as the Investors had prior to the applicable transaction. Notwithstanding anything in this Agreement to the contrary, in no event shall the Purchase Price or any component thereof be changed by the foregoing. Notwithstanding anything in the foregoing, the provisions of this Section 6(m)(ii) shall not be triggered by the transactions contemplated by this Agreement.

(n) Anti-Takeover Matters. If any restrictions set forth in any laws, rules or regulations related to changes in control of corporations, limited liability companies or business organizations generally (each of such articles, a “Takeover Law”) may become, or may purport to be, applicable to the transactions contemplated or permitted by this Agreement, the Company and the Board of Directors, subject to the Board of Directors’ fiduciary duties, shall grant such approvals and take such actions as are necessary so that the transactions contemplated or permitted by this Agreement may be consummated, as promptly as practicable, on the terms contemplated by this Agreement, and otherwise act to eliminate or minimize the effects of any Takeover Law on any of the transactions contemplated or permitted by this Agreement.

(o) Form D and Blue Sky. The Company agrees to timely file a Form D with respect to the Purchased Shares as required under Regulation D. The Company, on or before the Closing Date, shall take such action as the Company shall reasonably determine is necessary in order to obtain an exemption for or to qualify the Purchased Shares for sale to the Investors pursuant to this Agreement under applicable securities or “blue sky” laws of the states of the United States (or to obtain an exemption from such qualification). The Company shall make all filings and reports relating to the offer and sale of the Purchased Shares and Conversion Securities required under applicable securities or “Blue Sky” laws of the states of the United States following the Closing Date.

(p) No Additional Issuances. Between the date of this Agreement and the Closing Date, except for the Purchased Shares being issued pursuant to this Agreement and the Warrant Agreements, the Company shall not issue and agree to issue any additional shares of Series A Preferred Stock, Series B Preferred Stock, Common Stock or Non-Voting Common Stock or any Warrants, other than any issuance of Common Stock on exercise of any compensatory stock options or vesting of any restricted stock outstanding on the date of this Agreement and the issuance of any Common Stock pursuant to the Third Coast Bank, SSB 401(k) and Employee Stock Ownership Plan.

(q) Acknowledgment of Dilution. The Company acknowledges that the issuance of the Purchased Shares will result in dilution of the outstanding shares of Common Stock. The Company further acknowledges that its obligations under this Agreement, including its obligation to issue the Purchased Shares pursuant to this Agreement, are not subject to any right of set off, counterclaim, delay or reduction, regardless of the effect of any such dilution or any claim the Company may have against any Investor and regardless of the dilutive effect that such issuance may have on the ownership of the other shareholders of the Company.

(r) Use of Proceeds. The Company will use the net proceeds from the sale of the Purchased Shares hereunder to increase the Company’s shareholders’ equity, contribute some or all of the proceeds to the Bank and for general corporate purposes.

(s) Principal Market Regulation. The Company shall not issue any shares of Common Stock if the issuance of such shares of Common Stock (taken together with each issuance of such shares of Common Stock (i) upon the conversion of the Series A Preferred Stock in accordance with the Series A Certificate of Designation or otherwise, (ii) upon the conversion of the Series B Preferred Stock in accordance with the Series B Certificate of Designation or otherwise, (iii) upon the conversion of the Non-Voting Common Stock in accordance with the Certificate of Formation as amended by the Non-Voting Common Stock Certificate of Amendment or otherwise, or (iv) upon the exercise of the Warrants pursuant to the Warrant Agreements) would exceed 19.9% of the total outstanding shares of Common Stock of the Company, or more than 19.9% of the total voting power of the Company’s securities, in each case immediately preceding the issuance of the Series A Preferred Stock and Warrants pursuant to this Agreement and the Warrant Agreements (the number of shares which may be issued without violating such limitation, the “Exchange Cap”), except that such limitation shall not apply in the event that the Company obtains the approval of its shareholders as required by the applicable rules of the Principal Trading Market for issuances of shares of Common Stock in excess of such amount. Until such approval is obtained, the Investors (collectively, the “Existing Buyers” and each, individually, an “Existing Buyer”) shall not be permitted to convert Series A Preferred Stock, Series B Preferred Stock or Non-Voting Common Stock or exercise Warrants with respect to more than such Existing Buyer’s pro rata amount of such Exchange Cap (such amount, with respect to each Existing Buyer, its “Exchange Cap Allocation Amount”) determined based upon such Existing Buyer’s percentage ownership of the sum of (1) the aggregate number of shares of Common Stock issuable upon the conversion of all shares of Series A Preferred Stock, Series B Preferred Stock and/or Non-Voting Common Stock, plus (2) the aggregate number of shares of Common Stock issuable upon exercise of the Warrants. In the event that such Existing Buyer shall sell or otherwise transfer any of such Existing Buyer’s shares of Series A Preferred Stock, Series B Preferred Stock, Non-Voting Common Stock or Warrants, the transferee shall be allocated a pro rata portion of such Existing Buyer’s Exchange Cap Allocation Amount with respect to such portion of such Series A Preferred Stock, Series B Preferred Stock, Non-Voting Common Stock and Warrants so transferred, and the restrictions of the prior sentence shall apply to such transferee with respect to the portion of the Exchange Cap Allocation Amount so allocated to such transferee. Upon conversion and exercise in full of such Existing Buyer’s Series A Preferred Stock, Series B Preferred Stock, Non-Voting Common Stock and Warrants, the difference (if any) between such Existing Buyer’s Exchange Cap Allocation Amount and the number of shares of Common Stock actually issued to such Existing Buyer upon such Existing Buyer’s conversion in full of such Series A Preferred Stock, Series B Preferred Stock, Non-Voting Common Stock and Warrants shall be allocated to the respective Exchange Cap Allocation Amounts of the remaining Existing Buyers of Series A Preferred Stock, Series B Preferred Stock, Non-Voting Common Stock and Warrants on a pro rata basis in proportion to the relative Exchange Cap Allocation Amounts of such Existing Buyers.

Section 7. Conditions to Closing.

(a) The obligations of each Investor to consummate the purchase of the shares of Series A Preferred Stock at the Closing as contemplated hereunder are subject to the fulfillment (or written waiver by such Investor (as to itself only)), prior to or on the Closing Date, of the following conditions:

(i) the representations and warranties of the Company in Section 3 shall be true and correct in all material respects (without giving effect to any materiality or Material Adverse Effect or similar qualifier set forth therein) as of the date hereof and at and as of the Closing Date as if made on such date, except to the extent that such representations and warranties are made as of a specified dates, in which case such representations and warranties shall be true and correct in all material respects as of such date, provided however, that notwithstanding anything herein to the contrary, the condition set forth in this Section 7(a)(i) shall be deemed to have been satisfied even if any representations and warranties of the Company (other than the Company’s representations and warranties in Sections 3(a), (b), (c), (d)(i)(A), (v), (dd)) are not so true and correct unless the failure of such representations and warranties of the Company to be so true and correct (without giving effect to any materiality or Material Adverse Effect or similar qualifier set forth therein), individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect;

(ii) the Company shall have complied in all material respects with its obligations hereunder that are required to be complied with at or prior to the Closing;

(iii) (A) no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the Closing or shall prohibit or restrict such Investor or its Affiliates from owning or voting any Purchased Shares or Conversion Securities of the Company in accordance with the terms thereof and (B) no lawsuit shall have been commenced by any Governmental Entity seeking to effect any of the foregoing, such Investor’s purchase, ownership or voting of the Purchased Shares or Conversion Securities or otherwise materially and adversely affecting the ability of the parties hereto to complete the transaction described herein;

(iv) with respect to the Purchased Shares to be acquired by such Investor at the Closing:

(A) such purchase shall not (1) cause such Investor or any of its Affiliates to violate any banking law or regulation, or (2) cause such Investor, together with any other person whose ownership of securities of the Company would be aggregated with such Investor’s ownership of securities of the Company for purposes of any applicable banking law or regulation, to collectively be deemed to own, control or have the power to vote Purchased Shares which (assuming, for this purpose only, full conversion and/or exercise of such Purchased Shares by such Investor and such other Persons) would represent more than 9.9% of any class of voting securities of the Company outstanding at such time.

(B) such Investor shall have received (x) feedback, satisfactory in such Investor’s reasonable good faith judgment, from the Federal Reserve Board (which may be the absence of any communication) to the effect that the purchase of the Purchased Shares and the consummation of the Closing and the transactions contemplated by this Agreement will not result in such Investor or any of its Affiliates (i) being deemed in control of the Company for purposes of the BHC Act, (ii) otherwise being regulated as a bank holding company within the meaning of the BHC Act or required to serve as a source of strength for the Company or any Bank, or (iii) being required to file a notice under the CBCA (or a notice has been submitted and such Investor has not received any objection after the expiration or earlier termination of any applicable waiting period), and (y) feedback, satisfactory in such Investor’s reasonable good faith judgment, from the TDSML (which may be the absence of any communication) to the effect that the purchase of the Purchased Shares and the consummation of the Closing and the transactions contemplated by this Agreement will not result in such Investor or any of its Affiliates (1) being deemed a bank holding company within the meaning of the Texas Banking Act (Tex. Fin. Code § 31.001 et seq.),

a holding company within the meaning of the Texas Savings Bank Act (Tex. Fin. Code § 91.001 et seq.), or the equivalent thereof for purposes of applicable Texas law, (2) becoming subject to regulation by the TDSML or Texas Department of Banking under applicable Texas law, or (3) being required to file a notice under the TCBCA (or a notice has been submitted and such Investor has received approval from the TDSML, or has not received any objection after the expiration or earlier termination of any applicable waiting period, as applicable); and otherwise the Company and such Investor shall have obtained all applicable governmental or regulatory approvals or authorizations of or, to the extent required by applicable law or regulation, consents, approvals or exemptions from bank regulatory authorities, required in connection with the transactions contemplated by this Agreement (or has not received any objection after the expiration or earlier termination of any applicable waiting period);

(v) since the date hereof, there shall not be any action taken, or any law enacted, entered, enforced or deemed applicable, by any Governmental Entity, which shall impose or contain any restraint or condition that would reasonably be expected to reduce in any material respect the economic benefits to such Investor of the Agreement or that would require Investor to comply with requirements that are materially restrictive or burdensome to such Investor or its Affiliates (it being understood that information commonly required or restrictions commonly imposed in transactions of this type will not be deemed materially restrictive or burdensome);

(vi) the Company shall simultaneously issue and deliver at the Closing to such Investor hereunder the number of shares of Series A Preferred Stock set forth below such Investor’s name on the signature page hereto;

(vii) since December 31, 2021, there shall not have occurred any circumstance, event, change, development or effect that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Company or the Bank;

(ix) the Company shall have delivered to such Investor all of the documents and certificates required under Section 5(a) hereof;

(x) the Investor shall have received such other documents and certificates as it may reasonably request or as may be required pursuant to this Agreement or under applicable law;

(xi) (A) using the Bank’s balance sheet as of the month end immediately prior to the Closing Date and (B) after the Closing and the consummation of the transactions contemplated by this Agreement, (1) the Bank shall meet or exceed the quantitative capital requirements to be “well capitalized” as defined in 12 C.F.R. § 208.43(b)(1); (2) the Company shall meet or exceed the quantitative capital requirements to be “well capitalized” as defined in 12 C.F.R. § 225.2(r)(1); and (3) both the Bank and the Company shall meet or exceed all specific quantitative capital requirements stated in any written agreement, order, understanding or undertaking with the Federal Reserve, the FDIC, or the TDSML, as applicable; and

(xii) as of the end of the month immediately prior to the Closing, the total value of nonperforming assets of the Bank shall not have increased by any amount in excess of 25% of the total value of nonperforming assets as of June 30, 2022, as disclosed in the Company Financial Statements.

(b) The obligations of the Company to consummate the sale of the shares of Series A Preferred Stock to the Investors at the Closing as contemplated hereunder are subject to the fulfillment (or written waiver by the Company), prior to or on the Closing Date, of the following conditions:

(i) the representations and warranties of the Investors in Section 4 shall be true and correct in all respects (without giving effect to any materiality or Material Adverse Effect or similar qualifier set forth therein) as of the date hereof and at and as of the Closing Date as if made as of such date, except for representations and warranties made as of a specified date, which shall be true and correct in all respects as of such specified date, in each case except as would not have a material adverse effect on the ability of the Investors to consummate the transactions contemplated by this Agreement in a timely manner;

(ii) the Investors shall have complied in all material respects with their respective obligations hereunder that are required to be complied with at or prior to the Closing;

(iii) no judgment, injunction, decree or other legal restraint shall prohibit, or have the effect of rendering unachievable, the consummation of the transactions contemplated by this Agreement;

(iv) the Investors shall have delivered to the Company all of the documents and certificates required under Section 5(b) hereof;

(v) CCCP VIII shall have delivered to the Company all of the documents and certificates required under Section 5(c)(ii) hereof; and

(vi) the Company shall have received such other documents and certificates as it may reasonably request or as may be required pursuant to this Agreement or under applicable law.

Section 8. Termination.

(a) This Agreement may be terminated at any time prior to the Closing Date by mutual agreement of the Company and any Investor.

(b) This Agreement may be terminated at any time prior to the Closing Date by the Company or an Investor by written notice to the other if there is a material breach of this Agreement by the other party such that Section 7(a) (in the case of a breach by the Company) or Section 7(b) (in the case of breach by an Investor) would not be satisfied and such breach or condition is not curable or, if curable, is not cured thirty (30) days prior to the date that would otherwise be the Closing Date in absence of such breach or condition; provided that this Section 8(b) shall only apply if the other party is not in material breach of any of the terms of this Agreement.

(c) This Agreement may be terminated at any time prior to the Closing Date by the Company or an Investor by written notice thereof to the other party at any time following the date that is forty-five (45) days from the date hereof if the Closing shall not have occurred on or prior to such date; provided, however, that the right to terminate this Agreement pursuant to this Section 8(c) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date.

(d) If (i) an Investor or any of the Investor’s Affiliates receives written notice from or is otherwise advised by a Governmental Entity that it will not grant (or intends to rescind or revoke if previously approved) any regulatory approval or receives written notice from such Governmental Entity that it will not grant such regulatory approval on the terms contemplated by this Agreement or (ii) any Governmental Entity shall have issued any order, decree or injunction or taken any other action restraining, enjoining or prohibiting any of the transactions contemplated by this Agreement, then this Agreement may be terminated by the Company or the Investor by written notice to the other; provided, that the termination right provided in Section 8(d)(i) shall not be available to any party who shall have breached its obligations under this Agreement in any manner that shall have proximately contributed to such approval not to be obtained.

(e) This Agreement may be terminated by an Investor at any time prior to the Closing, upon written notice to the Company, if the Investor or any of its Affiliates receives written notice from or is otherwise advised by the Federal Reserve Board or the TDSML that the Federal Reserve Board or the TDSML, as applicable, will not grant (or intends to rescind if previously granted) any of the confirmations or determinations referred to in Section 7(a)(iv).

(f) This Agreement may be terminated by an Investor at any time prior to the Closing if the Company directly or indirectly effects or causes to be effected any transaction with a third party with respect to a transaction that would reasonably be expected to result in a Change in Control.

(g) In the event of any termination of this Agreement as provided in Sections 8(a), (b), (c), (d), (e), or (f) of this Agreement, this Agreement (other than Sections 1, 8, 11 through 19, and 21 through 23 which shall remain in full force and effect) shall forthwith become wholly void and of no further force and effect as between the Company and such Investor; provided, that nothing herein shall relieve any party from liability for a prior willful breach of this Agreement.

Section 9. Additional Covenants.

(a) Reservation for Issuance. The Company shall at all times reserve and keep available, out of its authorized but unissued Conversion Securities, solely for the purpose of effecting the conversion of shares of the Series A Preferred Stock, Series B Preferred Stock and/or Non-Voting Common Stock and/or exercise of the Warrants, the full number of Conversion Securities issuable upon the conversion of all the shares of the Series A Preferred Stock, Series B Preferred Stock and/or Non-Voting Common Stock and/or exercise of the Warrants from time to time outstanding.

(b) Indemnification.

(i) The Company agrees to indemnify, defend and hold harmless each Investor and its Affiliates and each of their respective officers, directors, partners, members, principals and employees, and each Person who controls such Investor within the meaning of the Exchange Act and the regulations thereunder, to the fullest extent lawful, from and against any and all actions, suits, claims, proceedings, costs, losses, liabilities, damages, expenses (including reasonable attorneys’ fees and disbursements), amounts paid in settlement and other costs (collectively, “Losses”) arising out of or resulting from (1) any inaccuracy in or breach of the Company’s representations or warranties in this Agreement, (2) any breach of agreements or covenants made by the Company in this Agreement (other than any Losses to the extent attributable to the acts, errors or omissions on the part of such Investor), and (3) any action, suit, claim, proceeding or investigation by any Governmental Entity, shareholder of the Company or any other person (other than the Investors and its Affiliates and the Company and Company Subsidiaries) relating to this Agreement or the transactions contemplated hereby (other than any Losses to the extent attributable to the acts, errors or omissions on the part of such Investor).

(ii) Each Investor severally, but not jointly, agrees to indemnify, defend and hold harmless the Company and its Affiliates and each of their respective officers, directors, partners, members and employees, and each Person who controls the Company within the meaning of the Exchange Act and the regulations thereunder, to the fullest extent lawful, from and against any and all Losses arising out of or resulting from (1) any inaccuracy in or breach of such Investor’s representations or warranties in this Agreement and (2) any breach of agreements or covenants in this Agreement (other than any Losses to the extent attributable to the acts, errors or omissions on the part of the Company).

(iii) A party entitled to indemnification hereunder (each, an “Indemnified Party”) shall give prompt written notice to the party indemnifying it (the “Indemnifying Party”) of any claim with respect to which it seeks indemnification promptly after the discovery by such Indemnified Party of any matters giving rise to a claim for indemnification; provided, however, that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 9(b) unless and to the extent that the Indemnifying Party shall have been actually prejudiced by the failure of such Indemnified Party to so notify such party. Such notice shall describe in reasonable detail such claim including each individual item of Loss included in the amount so stated, the basis for any anticipated liability and the nature of the misrepresentation, default, breach of warranty or breach of covenant or claim to which each such item is related and, to the extent computable, the computation of the amount to which such Indemnified Party claims to be entitled hereunder. In case any such action, suit, claim or proceeding is brought against an Indemnified Party, the Indemnified Party shall be entitled to hire, at its own expense, separate counsel and participate in the defense thereof; provided, however, that the Indemnifying Party shall be entitled to assume and conduct the defense thereof, unless the counsel to the Indemnified Party advises such Indemnifying Party in writing that such claim involves a conflict of interest (other than one of a monetary nature) that would reasonably be expected to make it inappropriate for the same counsel to represent both the Indemnifying Party and the Indemnified Party, in which case the Indemnified Party shall be entitled to retain its own counsel at the cost and expense of the Indemnifying Party (except that the Indemnifying Party shall only be liable for the legal fees and expenses of one law firm for all Indemnified Parties, taken together with respect to any single action or group of related actions). If the Indemnifying Party assumes the defense of any claim, all Indemnified Parties shall thereafter deliver to the Indemnifying Party copies of all notices and documents (including court papers) received by the Indemnified Party relating to the claim, and each Indemnified Party shall cooperate in the defense or prosecution of such claim. Such cooperation shall include the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party of records and information that are reasonably relevant to such claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Indemnifying Party shall not be liable for any settlement of any action, suit, claim or proceeding effected without its written consent; provided, however, that the Indemnifying Party shall not unreasonably withhold or delay or condition its consent. The Indemnifying Party further agrees that it will not, without the Indemnified Party’s prior written consent (which shall not be unreasonably withheld or delayed), settle or compromise any claim or consent to entry of any judgment in respect thereof in any pending or threatened action, suit, claim or proceeding in respect of which indemnification has been sought hereunder unless such settlement or compromise includes an unconditional release of such Indemnified Party from all liability arising out of such action, suit, claim or proceeding.

(iv) The Company shall not be required to indemnify the Indemnified Parties pursuant to Section 9(b)(i)(1), unless and until the aggregate amount of all Losses incurred with respect to all claims pursuant to Section 9(b)(i)(1) exceed $250,000 in the aggregate (the “Deductible”), in which event the Company shall be responsible for only the amount of such Losses in excess of the Deductible. For purposes of the indemnity contained in Section 9(b)(i)(1), all qualifications and limitations set forth in the Company’s representations and warranties (other than Section 3(n)(iii)) as to “knowledge,” “materiality,” “Material Adverse Effect” and words of similar import, shall be disregarded in determining whether there shall have been any inaccuracy in or breach of any representations and warranties in this Agreement.

(v) Any claim for indemnification pursuant to Section 9(b)(i)(1) or Section 9(b)(ii)(1) for breach of any representation or warranty can only be brought on or prior to the date that is twelve (12) months after the Closing Date; provided that if notice of a claim for indemnification pursuant to Section 9(b)(i)(1) or Section 9(b)(ii)(1) for breach of any representation or warranty is brought prior to such date, then the obligation to indemnify in respect of such breach shall survive as to such claim, until such claim has been finally resolved; provided further that “twelve (12) months” shall be replaced with “thirty (30) days after the expiration of the applicable statute of limitations” with respect to breaches of Sections 3(k), (o), and (q); provided further that none of the foregoing limitations shall apply with respect to breaches of Sections 3(a), (b), (c), (d)(i)(A) and (v) or Sections 4(a), (b), (c) and (l) which shall survive for the maximum extent permitted under applicable law.

(vi) The indemnity provided for in this Section 9(b) shall be the sole and exclusive remedy of the Indemnified Parties after the Closing for any inaccuracy of any representation or warranty or any other breach of any covenant or agreement contained in this Agreement; provided that nothing herein shall limit in any way any such party’s remedies in respect of fraud, intentional misrepresentation or omission, or intentional misconduct by any other party in connection with the transactions contemplated hereby. No party to this Agreement (or any of its Affiliates) shall, in any event, be liable or otherwise responsible to any other party (or any of its Affiliates) for any punitive damages of such other party (or any of its Affiliates) arising out of or relating to this Agreement or the performance or breach hereof except to the extent actually awarded to a third party. Any liability for indemnification under this Agreement will be determined without duplication of recovery by reason of any state of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement.

(vii) Any indemnification payments pursuant to this Section 9(b) shall be treated as an adjustment to the aggregate Purchase Price for the Series A Preferred Stock and Warrants for U.S. federal income and applicable state and local Tax purposes, unless a different treatment is required by applicable law.

(c) Corporate Opportunities. Each of the parties hereto acknowledges that each Investor and its Affiliates and related investment funds may review the business plans and related proprietary information of any enterprise, including enterprises that may have products or services that compete directly or indirectly with those of the Company and Company Subsidiaries, and may trade in the securities of such enterprise. None of the Investors, any Affiliates thereof, any related investments funds or any of their respective Affiliates shall be precluded or in any way restricted from investing or participating in any particular enterprise, or trading in the securities thereof whether or not such enterprise has products or services that compete with those of the Company and Company Subsidiaries. The parties expressly acknowledge and agree that: (a) each Investor, any Affiliates thereof, any related investment funds, the Board Representative, the Observer and any of their respective Affiliates have the right to, and shall have no duty (contractual or otherwise) not to, directly or indirectly, engage in the same or similar business activities or lines of business as the Company and Company Subsidiaries; and (b) in the event that an Investor, any Affiliate of such Investor, any related investment funds or any of their respective Affiliates, other than in their capacity as the Board Representative or Observer, acquires knowledge of a potential transaction or matter that may be a corporate opportunity for the Company or any Company Subsidiary, such Investor, Affiliates of such Investor, any related investment funds or any of their respective Affiliates shall have no duty (contractual or otherwise) to communicate or present such corporate opportunity to the Company or any Company Subsidiary, and, shall not be liable to the Company or any Company Subsidiary or shareholders of the Company for breach of any duty (contractual or otherwise) by reason of the fact such Investor, any Affiliate thereof, any related investment fund thereof or any of their respective Affiliates, directly or indirectly, pursues or acquires such opportunity for itself, directs such opportunity to another person, or does not present such opportunity to the Company.

Section 10. Survival. The representations and warranties of the Company contained in this Agreement or in any certificate delivered hereunder shall survive the Closing only for the period set forth in Section 9(b)(iv) (or until final resolution of any claim or action arising from the breach of any such representation and warranty, if notice of such breach was provided prior to the end of such period in accordance with the terms of this Agreement), and thereafter each representation and warranty shall expire and have no further force and effect.

Section 11. Notices. All notices, communications and deliveries required or permitted by this Agreement shall be made in writing signed by the party making the same, shall specify the Section of this Agreement pursuant to which it is given or being made and shall be deemed given or made (i) on the date delivered if delivered by email or in person, (ii) on the third (3rd) Business Day after it is mailed if mailed by registered or certified mail (return receipt requested) (with postage and other fees prepaid) or (iii) on the day after it is delivered, prepaid, to an overnight express delivery service that confirms to the sender delivery on such day, as follows:

(a) if to the Company, at:

Third Coast Bancshares, Inc.

20202 Highway 59 North, Suite 190

Humble, Texas 77338

Attn: R. John McWhorter, Chief Financial Officer

Email: jmcwhorter@tcbssb.com

with a copy (which shall not constitute notice) to:

Norton Rose Fulbright US LLP

2200 Ross Avenue, Suite 3600

Dallas, Texas 75201

Attn: Michael G. Keeley, Esq.

Email: mike.keeley@nortonrosefulbright.com

(b) if to an Investor, the address set forth under such Investor’s name on the signature page hereof;

or such other address as may be designated in writing hereafter, in the same manner, by such Person.

Section 12. Assignment. This Agreement shall not be assigned by operation of law or otherwise, except that any Investor may assign all or any portion of its rights under this Agreement to any of its Affiliates or as expressly permitted in this Agreement; provided, that any such assignment shall not relieve such Investor of any liability or other obligation under this Agreement. This Agreement will be binding upon, and will inure to the benefit of and be enforceable by, the parties hereto and their respective successors and assigns.

Section 13. Entire Agreement. This Agreement (and the exhibits hereto) embodies the entire agreement and understanding between the parties hereto in respect of the subject matter contained herein. This Agreement supersedes all prior written and prior or contemporaneous oral agreements and understandings between the parties with respect to the subject matter of this Agreement.

Section 14. Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Delaware, without giving effect to conflicts of law principles or other principles that would require the application of any other law. The parties hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the state and federal courts located in the State of Delaware for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby.

Section 15. Severability. If any provision of this Agreement or the application thereof to any Person or circumstances is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

Section 16. Expenses. Except as set forth elsewhere in the Transaction Documents, the parties hereto shall be responsible for the payment of all expenses incurred by them in connection with the preparation and negotiation of the Transaction Documents and the consummation of the transactions contemplated hereby. The Company shall pay all transfer agent fees, stamp taxes and documentary taxes and duties levied in connection with the Company’s sale and issuance of the Purchased Shares to the Investors.

Section 17. Reserved.

Section 18. Construction. The following principles shall apply:

(a) the word “or” will not be exclusive;

(b) inclusion of items in a list will not be deemed to exclude other terms of similar import;

(c) all parties will be considered to have drafted this Agreement together, with the benefit of counsel, and no provision will be strictly construed against any Person by reason of having drafted such provision;

(d) the word “include” and its correlatives means to include without limitation;

(e) terms that imply gender will include all genders;

(f) defined terms will have their meanings in the plural and singular case;

(g) references to Sections, Schedules and Exhibits are to the Sections, Schedules, and Exhibits to this Agreement;

(h) the use of “will” as an auxiliary will not be deemed to be a mere prediction of future occurrences; and

(i) the headings in this Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning of this Agreement.

Section 19. Counterparts and Facsimiles. For the convenience of the parties hereto, this Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original instrument, and all such counterparts will together constitute the same agreement. Executed signature pages to this Agreement may be delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file and such signature will have the same force and effect as if such facsimile or electronic page were an original thereof.

Section 20. Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to seek specific performance of the terms hereof, this being in addition to any other remedies to which they are entitled at law or equity.

Section 21. Amendment; Waiver. No amendment or waiver of any provision of this Agreement will be effective with respect to any party unless made in writing and signed by a duly authorized representative of such party. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The conditions to each party’s obligation to consummate the Closing are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law. No waiver of any party to this Agreement, as the case may be, will be effective unless it is in a writing signed by a duly authorized representative of the waiving party that makes express reference to the provision or provisions subject to such waiver.

Section 22. No Recourse. The Company agrees and acknowledges that unless expressly assigned by an Investor to an Investor Related Party, no Investor Related Party has any obligations hereunder and that no person shall have any remedy, recourse or right of recovery against, or contribution from, any Investor Related Party, whether through an Investor or otherwise, in connection with the transactions contemplated by this Agreement. The term “Investor Related Party” means (a) any Affiliate of an Investor, (b) any former, current or future limited partners, members, managers, shareholders, holders of any equity, partnership or limited liability company interest, officers, directors, employees, agents, controlling persons, or assignees of an Investor or any of its Affiliates, or (c) any former, current or future limited partners, members, managers, shareholders, holders of any equity, partnership or limited liability company interest, officers, directors, employees, agents, controlling persons, assignees, or Affiliates of any of the foregoing.

Section 23. No Third Party Beneficiaries. Nothing contained in this Agreement, expressed or implied, is intended to confer or shall confer upon any person other than the express parties hereto and their successors and permitted assigns any benefit right or remedies, except as otherwise provided specifically herein. The representations and warranties set forth in Section 3 have been made solely for the benefit of the parties to this Agreement and (a) may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate, (b) have been qualified by reference to the Disclosure Schedules, each of which contains certain disclosures that are not reflected in the text of this Agreement, and (c) may apply standards of materiality in a way that is different from what may be viewed as material by shareholders of, or other investors in, the Company.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first above written.

Third Coast Bancshares, Inc.

By:

Name:

Title:

SIGNATURE PAGE TO INVESTMENT AGREEMENT

[Investor Name]

By:

Name:

Title:

Aggregate Purchase Price:

Aggregate Number of Shares of Series A Preferred Stock to be Acquired at Closing:

Aggregate Number of Warrants to be Acquired at Closing:

Tax ID No.:

Address for Notice:

Telephone No:

Facsimile No:

SIGNATURE PAGE TO INVESTMENT AGREEMENT

EXHIBIT A

Form of Certificate of Designations for Series A Preferred Stock

[Omitted]

Exhibit A

EXHIBIT B

Form of Certificate of Designations for Series B Preferred Stock

[Omitted]

Exhibit B

EXHIBIT C

FORM OF CERTIFICATE OF AMENDMENT

TO THE CERTIFICATE OF FORMATION

OF THIRD COAST BANCSHARES, INC.

This Certificate of Amendment is submitted for filing pursuant to the applicable provisions of the Texas Business Organizations Code.

Entity Information

The name of the filing entity is Third Coast Bancshares, Inc., and it is a for-profit corporation (the “Corporation”). The Corporation’s date of formation is January 16, 2013, and its assigned file number is 801718646.

Amendments

Article VI of the Certificate of Formation of the Corporation (the “Certificate of Formation”) is hereby amended and restated in its entirety to read as follows:

ARTICLE VI

A.	General.

The total number of shares of capital stock which the Corporation is authorized to issue is [______], consisting of fifty million (50,000,000) shares of common stock, par value $1.00 per share, [______] shares of non-voting common stock, par value $1.00 per share, and one million (1,000,000) shares of preferred stock, par value $1.00 per share (“Preferred Shares”). The shares of capital stock may be issued from time to time as authorized by the board of directors of the Corporation (the “Board”) without the approval of its shareholders, except as otherwise provided by governing law, rule or regulation or as set forth in this Certificate of Formation, as amended from time to time.

B.	Preferred Stock.

The Board is expressly authorized, without shareholder approval, to provide, when it deems advisable or necessary, for the issuance of all or any shares of the preferred stock in one or more classes or series, and to fix for each such class or series such voting powers, full or limited, or no voting powers, and such distinctive designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board providing for the establishment of such class or series as may be permitted by the Texas Business Organizations Code, including, without limitation, the authority to provide that any such class or series may be: subject to redemption at such time or times, on such conditions and at such price or prices; entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on

EXHIBIT C-2

any other class or classes or any other series of capital stock of the Corporation; entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; or convertible into, or exchangeable for, shares of the same or any other class or classes of stock, or of the same or any other series of stock, of the Corporation at such price or prices or at such rates of exchange and with adjustments, all as may be stated in such resolution or resolutions adopted by the Board.

C.	Common Stock.

Each holder of common stock will be entitled to one vote for each share of common stock held of record on all matters on which shareholders generally are entitled to vote. There shall be no cumulative voting. Subject to the provisions of law and the rights of the preferred stock and any other class or series of stock having a preference as to dividends over the common stock then outstanding, and any other rights of shareholders provided herein, dividends may be paid on common stock out of assets legally available for dividends, but only at such times and in such amounts as the Board may determine and declare. Upon the dissolution, liquidation or winding up of the Corporation, after any preferential amounts to be distributed to the holders of the preferred stock and any other class or series of shares having a preference over the common stock then outstanding have been paid or declared and set apart for payment, and any other rights of shareholders provided herein, the holders of common stock will be entitled to receive all the remaining assets of the Corporation available for distribution to its shareholders ratably in proportion to the number of shares held by them, respectively.

D.	Non-Voting Common Stock

1. Definitions. For purposes of this Paragraph C, the following capitalized terms will have the meanings indicated in this Section 1, whether used in the singular or the plural.

(a) “Affiliate” has the meaning set forth in 12 C.F.R. Section 225.2(a) or any successor provision.

(b) “Certificate of Formation” means the Certificate of Formation of the Corporation, as amended and in effect from time and time

(c) “Board of Directors” means the board of directors of the Corporation.

(d) “Business Day” means any day other than a Saturday or a Sunday or a day on which banks are required or permitted by law or executive order to be closed in the State of Texas.

(e) “Certificate” means a certificate representing one (1) or more shares of Non-Voting Common Stock.

(f) “Common Stock” means the Corporation’s common stock, par value $1.00 per share.

EXHIBIT C-3

(g) “Conversion” has the meaning set forth in Section 5.

(h) “Corporation” means Third Coast Bancshares, Inc., a Texas corporation.

(i) “Dividends” has the meaning set forth in Section 3.

(j) “Exchange Agent” means Continental Stock Transfer & Trust Company, solely in its capacity as transfer and exchange agent for the Corporation, or any successor transfer and exchange agent for the Corporation.

(k) “Exchange Cap” has the meaning set forth in Section 5(b).

(l) “Exchange Cap Allocation Amount” has the meaning set forth in Section 5(b).

(m) “Existing Buyer” has the meaning set forth in Section 5(b).

(n) “Investment Agreement” means the Investment Agreement, dated as of September 8, 2022, by and among the Corporation and the investors named therein, as it may be amended from time to time.

(o) “Liquidation Distribution” has the meaning set forth in Section 4.

(p) “Non-Voting Common Stock” means the Corporation’s non-voting common stock, par value $1.00 per share.

(q) “Permissible Transfer” means a transfer by the holder of Non-Voting Common Stock (i) to the Corporation; (ii) in a widely distributed public offering of Common Stock or Non-Voting Common Stock; (iii) that is part of an offering that is not a widely distributed public offering of Common Stock or Non-Voting Common Stock but is one in which no one transferee (or group of associated transferees) acquires the rights to receive two percent (2%) or more of any class of the Voting Securities of the Corporation then outstanding (including pursuant to a related series of transfers); or (iv) to a transferee that controls more than fifty percent (50%) of the Voting Securities of the Corporation without giving effect to such transfer.

(r) “Person” means an individual, corporation, partnership, association, joint stock company, limited liability company, joint venture, trust, governmental entity, unincorporated organization or other legal entity.

(s) “Principal Trading Market” means the Trading Market on which the Common Stock is primarily listed on and quoted for trading.

EXHIBIT C-4

(t) “Series A Preferred Stock” means the Corporation’s Series A Convertible Non-Cumulative Preferred Stock, par value $1.00 per share.

(u) “Series B Preferred Stock” means the Corporation’s Series B Convertible Perpetual Preferred Stock, par value $1.00 per share.

(v) “Trading Market” means whichever of the New York Stock Exchange, the NYSE Amex, the NASDAQ Global Select Market, the NASDAQ Global Market, or the NASDAQ Capital Market on which the Common Stock is listed or quoted for trading on the date in question.

(w) “Voting Security” has the meaning set forth in 12 C.F.R. §225.2(q) or any successor provision.

(x) “Warrant Agreement” means each Warrant Agreement, dated as of [______], 2022, by and between the Corporation and the investor named therein, as each may be amended from time to time.

(y) “Warrants” has the meaning set forth in the Investment Agreement.

2. Rights. Each share of Non-Voting Common Stock has the designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption as described herein. Each share of Non-Voting Common Stock is identical in all respects to every other share of Non-Voting Common Stock.

3. Dividends. The Non-Voting Common Stock will rank pari passu with the Common Stock with respect to the payment of dividends or distributions, whether payable in cash, securities, options or other property, and with respect to issuance, grant or sale of any rights to purchase stock, warrants, securities or other property (collectively, the “Dividends”). Accordingly, the holders of record of Non-Voting Common Stock will be entitled to receive as, when, and if declared by the Board of Directors, Dividends in the same per share amount as paid on the Common Stock, and no Dividends will be payable on the Common Stock or any other class or series of capital stock ranking with respect to Dividends pari passu with the Common Stock unless a Dividend identical to that paid on the Common Stock is payable at the same time on the Non-Voting Common Stock in an amount per share of Non-Voting Common Stock equal to the product of (i) the per share Dividend declared and paid in respect of each share of Common Stock and (ii) the number of shares of Common Stock into which such share of Non-Voting Common Stock is then convertible (without regard to any limitations on conversion of the Non-Voting Common Stock); provided, however, that if a stock Dividend is declared on Common Stock payable solely in Common Stock, the holders of Non-Voting Common Stock will be entitled to a stock Dividend payable solely in shares of Non-Voting Common Stock. Dividends that are payable on Non-Voting Common Stock will be payable to the holders of record of Non-Voting Common Stock as they appear on the stock register of the Corporation on the applicable record date, as determined by the Board of Directors, which record date will be the same as the

EXHIBIT C-5

record date for the equivalent Dividend of the Common Stock. In the event that the Board of Directors does not declare or pay any Dividends with respect to shares of Common Stock, then the holders of Non-Voting Common Stock will have no right to receive any Dividends.

4. Liquidation.

(a) Rank. The Non-Voting Common Stock will, with respect to rights upon liquidation, winding up and dissolution, rank (i) subordinate and junior in right of payment to all other securities of the Corporation that, by their respective terms, are senior to the Non-Voting Common Stock or the Common Stock, and (ii) pari passu with the Common Stock. Not in limitation of anything contained herein, and for purposes of clarity, the Non-Voting Common Stock is subordinated to the general creditors and subordinated debt holders of the Corporation, and the depositors of the Corporation’s bank subsidiaries, in any receivership, insolvency, liquidation or similar proceeding.

(b) Liquidation Distributions. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, holders of Non-Voting Common Stock will be entitled to receive, for each share of Non-Voting Common Stock, out of the assets of the Corporation or proceeds thereof (whether capital or surplus) available for distribution to stockholders of the Corporation, subject to the rights of any Persons to whom the Non-Voting Common Stock is subordinate, a distribution (“Liquidation Distribution”) equal to (i) any authorized and declared, but unpaid, Dividends with respect to such share of Non-Voting Common Stock at the time of such liquidation, dissolution or winding up, and (ii) the amount the holder of such share of Non-Voting Common Stock would receive in respect of such share if such share had been converted into shares of Common Stock at the then applicable conversion rate at the time of such liquidation, dissolution or winding up (assuming the conversion of all shares of Non-Voting Common Stock at such time, without regard to any limitations on conversion of the Non-Voting Common Stock). All Liquidation Distributions to the holders of the Non-Voting Common Stock and Common Stock set forth in clause (ii) above will be made pro rata to the holders thereof.

(c) Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 4, the merger or consolidation of the Corporation with any other corporation or other entity, including a merger or consolidation in which the holders of Non-Voting Common Stock receive cash, securities or other property for their shares, or the sale, lease or exchange (for cash, securities or property) of all or substantially all of the assets of the Corporation, will not constitute a liquidation, dissolution or winding up of the Corporation.

EXHIBIT C-6

5. Conversion.

(a) General.

(i) A holder of Non-Voting Common Stock shall be permitted to convert, or upon the written request of the Corporation shall convert, shares of Non-Voting Common Stock into shares of Common Stock at any time or from time to time, provided that upon such conversion the holder, together with all Affiliates of the holder, will not own or control in the aggregate more than nine point nine percent (9.9%) of the Common Stock (or of any class of Voting Securities issued by the Corporation), excluding for the purpose of this calculation any reduction in ownership resulting from transfers by such holder of Voting Securities of the Corporation (which, for the avoidance of doubt, does not include Non-Voting Common Stock), provided further that the right to convert under this Section 5(a)(i) shall not be available to a transferee of shares of Non-Voting Common Stock with respect to a transfer other than a Permissible Transfer. In any such conversion, each share of Non-Voting Common Stock will convert initially into one (1) share of Common Stock, subject to adjustment as provided in Section 6 below.

(ii) On the date a holder of Non-Voting Common Stock transfers any shares of Non-Voting Common Stock to a non-affiliate of the holder in a Permissible Transfer, each such share of Non-Voting Common Stock will automatically convert into one (1) share of Common Stock, without any further action on the part of any holder, subject to adjustment as provided in Section 6 below.

(iii) To effect any permitted conversion under Section 5(a)(i) or Section 5(a)(ii), the holder shall surrender the certificate or certificates evidencing such shares of Non-Voting Common Stock, duly endorsed, at the registered office of the Corporation, and provide written instructions to the Corporation as to the number of whole shares for which such conversion shall be effected, together with any appropriate documentation that may be reasonably required by the Corporation or the Exchange Agent. Upon the surrender of such certificate(s), the Corporation will, or will cause the Exchange Agent to, issue and deliver to such holder (in the case of a conversion under Section 5(a)(i)) or such holder’s transferee (in the case of a conversion under Section 5(a)(ii)) a certificate or certificates for the number of shares of Common Stock into which the Non-Voting Common Stock has been converted and, in the event that such conversion is with respect to some, but not all, of the holder’s shares of Non-Voting Common Stock, the Corporation will, or will cause the Exchange Agent to, deliver to such holder a certificate or certificate(s) representing the number of shares of Non-Voting Common Stock that were not converted to Common Stock.

EXHIBIT C-7

(iv) All shares of Common Stock delivered upon conversion of the Non-Voting Common Stock shall be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens, claims, security interests, charges and other encumbrances.

(b) Principal Market Regulation. Notwithstanding anything to the contrary, the Corporation shall not issue any shares of Common Stock upon the conversion of the Non-Voting Common Stock if the issuance of such shares of Common Stock (taken together with each issuance of such shares of Common Stock (1) upon the conversion of the Series A Preferred Stock in accordance with the Certificate of Designation, Preferences and Rights of Series A Preferred Stock or otherwise, (2) upon the conversion of the Series B Preferred Stock in accordance with the Certificate of Designation, Preferences and Rights of Series B Preferred Stock or otherwise, or (3) upon the exercise of the Warrants pursuant to the Warrant Agreements) would exceed 19.9% of the total outstanding shares of Common Stock of the Corporation, or more than 19.9% of the total voting power of the Corporation’s securities, in each case immediately preceding the issuance of the Series A Preferred Stock and Warrants pursuant to the Investment Agreement and the Warrant Agreements (the number of shares which may be issued without violating such limitation, the “Exchange Cap”), except that such limitation shall not apply in the event that the Corporation obtains the approval of its shareholders as required by the applicable rules of the Principal Trading Market for issuances of shares of Common Stock in excess of such amount. Until such approval is obtained, the holders of the Series A Preferred Stock, Series B Preferred Stock, Non-Voting Common Stock and Warrants (collectively, the “Existing Buyers” and each, individually, an “Existing Buyer”) shall not be permitted to convert Series A Preferred Stock, Series B Preferred Stock or Non-Voting Common Stock or exercise Warrants with respect to more than such Existing Buyer’s pro rata amount of such Exchange Cap (such amount, with respect to each Existing Buyer, its “Exchange Cap Allocation Amount”) determined based upon such Existing Buyer’s percentage ownership of the sum of (1) the aggregate number of shares of Common Stock issuable upon the conversion of all shares of Series A Preferred Stock, Series B Preferred Stock and/or Non-Voting Common Stock, plus (2) the aggregate number of shares of Common Stock issuable upon exercise of the Warrants. In the event that such Existing Buyer shall sell or otherwise transfer any of such Existing Buyer’s shares of Series A Preferred Stock, Series B Preferred Stock, Non-Voting Common Stock or Warrants, the transferee shall be allocated a pro rata portion of such Existing Buyer’s Exchange Cap Allocation Amount with respect to such portion of such Series A Preferred Stock, Series B Preferred Stock, Non-Voting Common Stock and Warrants so transferred, and the restrictions of the prior sentence shall apply to such transferee with respect to the portion of the Exchange Cap Allocation Amount so allocated to such transferee. Upon conversion and exercise in full of such Existing Buyer’s Series A Preferred Stock, Series B Preferred

EXHIBIT C-8

Stock, Non-Voting Common Stock and Warrants, the difference (if any) between such Existing Buyer’s Exchange Cap Allocation Amount and the number of shares of Common Stock actually issued to such Existing Buyer upon such Existing Buyer’s conversion in full of such Series A Preferred Stock, Series B Preferred Stock, Non-Voting Common Stock and Warrants shall be allocated to the respective Exchange Cap Allocation Amounts of the remaining Existing Buyers of Series A Preferred Stock, Series B Preferred Stock, Non-Voting Common Stock and Warrants on a pro rata basis in proportion to the relative Exchange Cap Allocation Amounts of such Existing Buyers.

(c) Reservation of Shares Issuable Upon Conversion. The Corporation will at all times reserve and keep available out of its authorized but unissued Common Stock solely for the purpose of effecting the conversion of the Non-Voting Common Stock such number of shares of Common Stock as will from time to time be sufficient to effect the conversion of all outstanding Non-Voting Common Stock; and if at any time the number of shares of authorized but unissued Common Stock will not be sufficient to effect the conversion of all then outstanding Non-Voting Common Stock, the Corporation will take such action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued Common Stock to such number of shares as will be sufficient for such purpose.

(d) No Impairment. The Corporation will not, by amendment of its Certificate of Formation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such actions as may be necessary or appropriate in order to protect the conversion rights of the holders of the Non-Voting Common Stock against impairment.

(e) Compliance with Law. Prior to the delivery of any securities that the Corporation shall be obligated to deliver upon conversion of the Non-Voting Common Stock, the Corporation shall use its reasonable best efforts to comply with any federal and state laws and regulations thereunder requiring the registration of such securities with, or any approval of or consent to the delivery thereof by, any governmental authority.

(f) Listing. The Corporation hereby covenants and agrees that, if at any time the Common Stock shall be traded on any national securities exchange, the Corporation will, if permitted by the rules of such exchange, list and keep listed, so long as the Common Stock shall be so listed on such exchange, all the Common Stock issuable upon conversion of the Non-Voting Common Stock; provided, however, that if the rules of such exchange require the Corporation to defer the listing of such Common Stock until the first conversion of Non-Voting Common Stock into Common Stock in accordance with the provisions hereof, the Corporation covenants to list such Common Stock issuable upon conversion of the Non-Voting Common Stock in accordance with the requirements of such exchange at such time.

EXHIBIT C-9

6. Adjustments.

(a) Combinations or Divisions of Common Stock. In the event that the Corporation at any time or from time to time will effect a division of the Common Stock into a greater number of shares (by stock split, reclassification or otherwise other than by payment of a Dividend in Common Stock or in any right to acquire the Common Stock), or in the event the outstanding Common Stock will be combined or consolidated, by reclassification, reverse stock split or otherwise, into a lesser number of shares of the Common Stock, then the dividend, liquidation, and conversion rights of each share of Non-Voting Common Stock in effect immediately prior to such event will, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate.

(b) Reclassification, Exchange or Substitution. If the Common Stock is changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a division or combination of shares provided for in Section 6(a) above), (1) the conversion ratio then in effect will, concurrently with the effectiveness of such transaction, be adjusted so that each share of the Non-Voting Common Stock will be convertible into, in lieu of the number of shares of Common Stock which the holders of the Non-Voting Common Stock would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equal to the product of (i) the number of shares of such other class or classes of stock that a holder of a share of Common Stock would be entitled to receive in such transaction and (ii) the number of shares of Common Stock into which such share of Non-Voting Common Stock is then convertible (without regard to any limitations on conversion of the Non-Voting Common Stock) immediately before that transaction and (2) the Dividend and Liquidation Distribution rights then in effect will, concurrently with the effectiveness of such transaction, be adjusted so that each share of Non-Voting Common Stock will be entitled to a Dividend and Liquidation Distribution right, in lieu of with respect to the number of shares of Common Stock which the holders of the Non-Voting Common Stock would otherwise have been entitled to receive, with respect to a number of shares of such other class or classes of stock equal to the product of (i) the number of shares of such other class or classes of stock that a holder of a share of Common Stock would be entitled to receive in such transaction and (ii) the number of shares of Common Stock into which such share of Non-Voting Common Stock is then convertible (without regard to any limitations on conversion of the Non-Voting Common Stock) immediately before that transaction.

EXHIBIT C-10

(c) Certificates as to Adjustments. Upon the occurrence of each adjustment or readjustment pursuant to this Section 6, the Corporation at its expense will promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Non-Voting Common Stock a certificate executed by the Corporation’s President (or other appropriate officer) setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation will, upon the written request at any time of any holder of Non-Voting Common Stock, but no more frequently than once per fiscal quarter, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, and (ii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Non-Voting Common Stock.

7. Reorganization, Mergers, Consolidations or Sales of Assets. If at any time or from time to time there will be a capital reorganization of the Common Stock (other than a subdivision, combination, reclassification or exchange of shares otherwise provided for in Section 6) or a merger or consolidation of the Corporation with or into another corporation, or the sale of all or substantially all the Corporation’s properties and assets to any other Person, then, as a part of such reorganization, merger, consolidation or sale, provision will be made so that the holders of the Non-Voting Common Stock will thereafter be entitled to receive upon conversion of the Non-Voting Common Stock, the number of shares of stock or other securities or property of the Corporation, or of the successor company resulting from such merger or consolidation or sale, to which a holder of that number of shares of Common Stock deliverable upon conversion of the Non-Voting Common Stock would have been entitled to receive on such capital reorganization, merger, consolidation or sale (without regard to any limitations on conversion of the Non-Voting Common Stock), provided, however, that the Corporation shall exercise commercially reasonable efforts to provide that such stock, securities, or property shall be in a form and manner that satisfies the regulatory requirements of the holder of the Non-Voting Common Stock, including with respect to the voting rights thereof.

8. Redemption. Except to the extent a liquidation under Section 4 may be deemed to be a redemption, the Non-Voting Common Stock will not be redeemable at the option of the Corporation or any holder of Non-Voting Common Stock at any time. Notwithstanding the foregoing, the Corporation will not be prohibited from repurchasing or otherwise acquiring shares of Non-Voting Common Stock in voluntary transactions with the holders thereof, subject to compliance with any applicable legal or regulatory requirements, including applicable regulatory capital requirements. Any shares of Non-Voting Common Stock repurchased or otherwise acquired may be reissued as additional shares of Non-Voting Common Stock.

EXHIBIT C-11

9. Voting Rights. The holders of Non-Voting Common Stock will not have any voting rights, except as may otherwise be permitted for securities that are Nonvoting Securities, as set forth in 12 C.F.R. § 225.2(q)(2), or any successor provision.

10. Protective Provisions. So long as any shares of Non-Voting Common Stock are issued and outstanding, the Corporation will not, without obtaining the approval (by vote or written consent) of the holders of a majority of the issued and outstanding shares of Non-Voting Common Stock, alter or change the rights, preferences, privileges or restrictions provided for the benefit of the holders of the Non-Voting Common Stock so as to affect them adversely, or take any action that would have the effect of adversely changing any preference or any relative or other right provided for the benefit of the holders of the Non-Voting Common Stock. In the event that the Corporation offers to repurchase shares of Common Stock, the Corporation shall offer to repurchase shares of Non-Voting Common Stock pro rata based upon the number of shares of Common Stock such holders would be entitled to receive if such shares were converted into shares of Common Stock immediately prior to such repurchase.

11. Notices. All notices required or permitted to be given by the Corporation with respect to the Non-Voting Common Stock shall be in writing, and if delivered by first class United States mail, postage prepaid, to the holders of the Non-Voting Common Stock at their last addresses as they shall appear upon the books of the Corporation, shall be conclusively presumed to have been duly given, whether or not the holder actually receives such notice; provided, however, that failure to duly give such notice by mail, or any defect in such notice, to the holders of any stock designated for repurchase, shall not affect the validity of the proceedings for the repurchase of any other shares of Non-Voting Common Stock, or of any other matter required to be presented for the approval of the holders of the Non-Voting Common Stock.

12. Record Holders. To the fullest extent permitted by law, the Corporation will be entitled to recognize the record holder of any share of Non-Voting Common Stock as the true and lawful owner thereof for all purposes and will not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other Person, whether or not it will have express or other notice thereof.

13. Term. The Non-Voting Common Stock shall have perpetual term unless converted in accordance with Section 5.

14. Replacement Certificates. In the event that any Certificate will have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Corporation or the Exchange Agent, the posting by such Person of a bond in such amount as the Corporation or the Exchange Agent may determine is necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Corporation or the Exchange Agent, as applicable, will deliver in exchange for such lost, stolen or destroyed Certificate a replacement Certificate.

EXHIBIT C-12

15. Other Rights. The shares of Non-Voting Common Stock have no preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or rights, other than as set forth herein or as provided by applicable law.

16. Interpretation. All references within this Paragraph D to “Sections” are to sections of this Article VI, Paragraph D, of this Certificate of Formation, and not to other articles, paragraphs or sections of this Certificate of Formation.

Statement of Approval

The amendment to the Certificate of Formation has been approved in the manner required by the Texas Business Organizations Code and by the governing documents of the Corporation.

Effectiveness of Filing

This Certificate of Amendment becomes effective when it is filed by the Secretary of State.

[Remainder of Page Intentionally Left Blank]

EXHIBIT C-13

Execution

The undersigned signs this document subject to the penalties imposed by law for the submission of a materially false or fraudulent instrument and certifies under penalty of perjury that the undersigned is authorized under the provisions of law governing the entity to execute the filing instrument.

Date: ________________, 202__	THIRD COAST BANCSHARES, INC.

By:
Name:
Title:

Exhibit C

EXHIBIT D

Form of Voting Agreement

[Omitted]

Exhibit D

EXHIBIT E

Form of Officer’s Certificate of the Company

[_______], 2022

The undersigned, the Chairman, President and Chief Executive Officer of Third Coast Bancshares, Inc., a Texas corporation (the “Corporation”), pursuant to Section 5(a)(iii) of the Investment Agreement, dated as of September 8, 2022 (the “Agreement”), by and among the Corporation and the several purchasers of the Series A Preferred Stock identified on the signature pages thereto, acting solely in his capacity as the duly elected, qualified and acting Chairman, President and Chief Executive Officer of the Corporation and not in his individual capacity, hereby certifies to the Investors that:

1. The Corporation has complied in all material respects with its obligations under the Agreement that are required to be complied with at or prior to the Closing.

2. The representations and warranties of the Corporation in Section 3 of the Agreement are or were, as applicable, true and correct in all material respects (without giving effect to any materiality or Material Adverse Effect or similar qualifier set forth therein) as of the date of the Agreement and at and as of the Closing Date as if made on such date, except to the extent that such representations and warranties are made as of a specified date, in which case such representations and warranties were true and correct in all material respects as of such date, provided however, that notwithstanding anything in the Agreement to the contrary, the condition set forth in Section 7(a)(i) of the Agreement is deemed to have been satisfied even if any representations and warranties of the Corporation (other than the Corporation’s representations and warranties in Sections 3(a), (b), (c), (v), (dd)) are not so true and correct unless the failure of such representations and warranties of the Corporation to be so true and correct (without giving effect to any materiality or Material Adverse Effect or similar qualifier set forth therein), individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

3. Since December 31, 2021, there has not occurred any circumstance, event, change, development or effect that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

4. Capitalized terms used but not defined herein shall have the meanings given to such terms in the Agreement.

[Signature Page Follows]

EXHIBIT E-1

IN WITNESS WHEREOF, the undersigned has executed and delivered this certificate solely in the capacity indicated and not in an individual capacity as of the date first written above.

By:
Name:	Bart O. Caraway
Title:	Chairman, President and Chief Executive Officer

Exhibit E

EXHIBIT F

Form of Secretary’s Certificate of the Company

[_______], 2022

I, Jo Ann Dean, hereby certify that I am the Secretary of Third Coast Bancshares, Inc., a Texas corporation (the “Corporation”). Acting solely in my capacity as the duly elected, qualified and acting Secretary of the Corporation and not in my individual capacity, I further certify on behalf of the Corporation that:

1. Attached hereto as Exhibit 1, is a true, correct and complete copy of resolutions duly adopted by the Board of Directors of the Corporation on September 1, 2022 and resolutions duly adopted by the pricing committee established by the Board of Directors of the Corporation on September 8, 2022. Such resolutions have not been rescinded, amended or modified, are in full force and effect in the form adopted, and are the only resolutions adopted by the Board of Directors relating to the transactions contemplated by the Investment Agreement, dated as of September 8, 2022 (the “Agreement”), by and among the Corporation and the several purchasers of the Series A Preferred Stock identified on the signature pages thereto.

2. Attached hereto as Exhibit 2 is a true, correct and complete copy of the Corporation’s First Amended and Restated Certificate of Formation, as amended, certified by the Texas Secretary of State on [_______________] (the “Certificate of Formation”), and there are no proceedings currently in process or contemplated to amend, modify or revoke the Corporation’s Certificate of Formation, except as contemplated by the Agreement, and the Certificate of Formation is in full force and effect on the date hereof.

3. Attached hereto as Exhibit 3 is a true, correct and complete copy of the First Amended and Restated Bylaws of the Corporation, and there are no proceedings currently in process or contemplated to amend, modify or revoke the Corporation’s Bylaws, and the Bylaws are in full force and effect on the date hereof.

4. Each person who, as an officer of the Corporation, signed the Agreement or any other document delivered in connection with the transactions contemplated by the Agreement was duly elected or appointed, qualified and acting as such officer at the respective times of the signing and delivery thereof and was duly authorized to sign such document on behalf of the Corporation, and the signature of each such person appearing on each such document is the genuine signature of such officer.

5. Norton Rose Fulbright US LLP, counsel to the Corporation, is entitled to rely on this certificate in connection with the opinions it is rendering pursuant to the Agreement.

All capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Agreement.

[Signature Page Follows]

EXHIBIT F-1

IN WITNESS WHEREOF, I have executed this certificate in my capacity as aforesaid as of the date first written above.

Name: Jo Ann Dean
Title: Secretary

I, Bart O. Caraway, Chairman, President and Chief Executive Officer of the Corporation, hereby certify that Jo Ann Dean has been duly elected or appointed, has been duly qualified, and is the Secretary of the Corporation and that the signature above is her genuine signature.

IN WITNESS WHEREOF, I have hereunto set my hand by and on behalf of the Corporation as of the date first written above.

THIRD COAST BANCSHARES, INC.

Name:	Bart O. Caraway
Title:	Chairman, President and Chief Executive Officer

[Signature Page to Third Coast Bancshares, Inc. Secretary’s Certificate]

EXHIBIT 1

RESOLUTIONS

[See attached.]

EXHIBIT 2

CERTIFICATE OF FORMATION

[See Attached.]

EXHIBIT 3

BYLAWS

[See Attached.]

Exhibit F

EXHIBIT G

Form of Officer’s Certificate of the Investor

The undersigned, the [________] of [________], a [________] (the “Investor”), pursuant to Section 5(b)(ii) of the Investment Agreement, dated as of September 8, 2022 (the “Agreement”), by and among the several purchasers of the Series A Preferred Stock identified on the signature pages thereto and Third Coast Bancshares, Inc. (the “Corporation”), hereby certifies to the Corporation that:

1. The Investor has complied in all material respects with its obligations under the Agreement that are required to be complied with at or prior to the Closing.

2. The representations and warranties of the Investor set forth in Section 4 of the Agreement are or were, as applicable, true and correct in all respects (without giving effect to any materiality or Material Adverse Effect or similar qualifier set forth therein) as of the date of the Agreement and at and as of the Closing Date as if made as of such date, except for representations and warranties made as of a specified date, which were true and correct in all respects as of such specified date, in each case except as would not have a material adverse effect on the ability of the Investor to consummate the transactions contemplated by the Agreement in a timely manner.

3. Capitalized terms used but not defined herein shall have the meanings given to such terms in the Agreement.

[Signature Page Follows]

EXHIBIT G-1

IN WITNESS WHEREOF, the undersigned has executed and delivered this certificate solely in the capacity indicated and not in an individual capacity as of the date first written above.

By:
Name:	[______________]
Title:	[______________]

Exhibit G

EXHIBIT H

Form of VCOC Letter Agreement

THIRD COAST BANCSHARES, INC.

20202 HIGHWAY 59 NORTH, SUITE 190

HUMBLE, TX 77338

[•], 2022

Castle Creek Capital Partners VIII, L.P.

11682 El Camino Real, Suite 320

San Diego, CA 92130

Dear Sir/Madam:

Reference is made to the Investment Agreement by and between Third Coast Bancshares, Inc., a Texas corporation (the “Corporation”), and the Investors name therein, including, without limitation, Castle Creek Capital Partners VIII, L.P., a Delaware limited partnership (the “VCOC Investor”), dated as of September 8, 2022 (the “Agreement”), pursuant to which the VCOC Investor agreed to purchase from the Corporation shares of its Series A Preferred Stock and Warrants. Capitalized terms used herein without definition shall have the respective meanings in the Agreement.

For good and valuable consideration acknowledged to have been received, the Corporation hereby agrees that it shall:

For so long as the VCOC Investor, directly or through one or more Affiliates, continues to maintain a Qualifying Ownership Interest (as defined in the Letter Agreement), without limitation or prejudice of any of the rights provided to the VCOC Investor under the Agreement, the Letter Agreement or any other agreement or otherwise, provide the VCOC Investor or its designated representative with:

(i) true and correct copies of all documents, reports, financial data and other information as the VCOC Investor may reasonably request and the right to visit and inspect any of the offices and properties of the Corporation and its subsidiaries and inspect the books and records of the Corporation and its subsidiaries at such times as the VCOC Investor shall reasonably request upon three (3) business days’ notice but not more frequently than once per calendar year, provided, however, that such rights shall not extend to, confidential supervisory information (including confidential supervisory information as defined or identified in 12 C.F.R. § 261.2(c)(1)) of a Governmental Entity, customer financial records or other “exempt records” as defined by 12 C.F.R. Part 309, which information may only be disclosed by the Corporation or any subsidiary of the Corporation in accordance with the provisions and subject to the limitations of applicable law or regulation;

EXHIBIT H-1

(ii) consolidated balance sheets and statements of income and cash flows of the Corporation and its subsidiaries prepared in conformity with GAAP applied on a consistent basis (A) as of the end of each quarter of each fiscal year of the Corporation as soon as practicable after preparation thereof but in no event later than forty-five (45) days after the end of such quarter, and (B) with respect to each fiscal year end statement, as soon as practicable after preparation thereof but in no event later than one hundred twenty (120) days after the end of such fiscal year together with an auditor’s report thereon of a firm of established national reputation; and

(iii) to the extent the Corporation or any of its subsidiaries is required by law or pursuant to the terms of any outstanding indebtedness of the Corporation or any subsidiary to prepare such reports, any annual reports, quarterly reports and other periodic reports pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 or otherwise, actually prepared by the Corporation or any of its subsidiaries as soon as available;

provided, that, in each case, if the Corporation makes the information described in clauses (ii) and (iii) of this bullet point available through public filings on the EDGAR system or any successor or replacement system of the United States Securities and Exchange Commission, the delivery of the information shall be deemed satisfied by such public filings.

Make appropriate officers and directors of the Corporation, and its subsidiaries, available periodically and at such times as reasonably requested by the VCOC Investor for consultation with the VCOC Investor or its designated representative, but not more frequently than once per calendar quarter, with respect to matters relating to the business and affairs of the Corporation and its subsidiaries; and

If the VCOC Investor’s regular outside counsel determines in writing that other rights of consultation are reasonably necessary under applicable legal authorities promulgated after the date of this letter agreement to preserve the qualification of VCOC Investor’s investment in the Corporation as a “venture capital investment” for purposes of the United States Department of Labor Regulation published at 29 C.F.R. Section 2510.3-101(d)(3)(i) (the “Plan Asset Regulation”), the Corporation agrees to cooperate in good faith with the VCOC Investor to amend this letter agreement to reflect such other rights that are mutually satisfactory to the Corporation and the VCOC Investor and consistent with the Federal Reserve Policy Statement on Equity Investments in Banks and Bank Holding Companies; provided that such consultation rights shall be limited to once per calendar quarter.

The Corporation agrees to consider, in good faith, the recommendations of the VCOC Investor or its designated representative in connection with the matters on which it is consulted as described above, recognizing that the ultimate discretion with respect to all such matters shall be retained by the Corporation and its Board of Directors.

The VCOC Investor agrees, and will require each designated representative of the VCOC Investor to agree, to hold in confidence and not use or disclose to any third party (other than its legal counsel and accountants) any confidential information provided to or learned by such party in connection with the VCOC Investor’s rights under this letter agreement except as may otherwise be required by law or legal, judicial or regulatory process, provided that the VCOC Investor takes reasonable steps to minimize the extent of any such required disclosure.

EXHIBIT H-2

In the event the VCOC Investor transfers all or any portion of its investment in the Corporation to an affiliated entity (or to a direct or indirect wholly-owned conduit subsidiary of any such affiliated entity) that is intended to qualify as a venture capital operating company under the Plan Asset Regulation, such affiliated entity shall be afforded the same rights that the Corporation has afforded to the VCOC Investor hereunder and shall be treated, for such purposes, as a third party beneficiary hereunder.

The rights of the VCOC Investor under this letter agreement are unique to the VCOC Investor and shall not be assignable or transferrable other than to an affiliated entity that is intended to qualify as a venture capital operating company under the Plan Asset Regulation.

The rights of the VCOC Investor under this letter agreement shall terminate on the earlier of (a) the date on which the VCOC Investor ceases to hold, directly or through one or more Affiliates, any Series A Preferred Stock, Series B Preferred Stock, Common Stock, Non-Voting Common Stock or Warrants, and (b) the date on which the VCOC Investor ceases to be, or ceases to intend to be, qualified as a venture capital operating company under the Plan Asset Regulation.

This letter agreement and the rights and the duties of the parties hereto shall be governed by, and construed in accordance with, the laws of the State of Delaware and may be executed in counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

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EXHIBIT H-3

THIRD COAST BANCSHARES, INC.

By:
Name:
Title:

Agreed and acknowledged as of the date first above written:

CASTLE CREEK CAPITAL PARTNERS VIII, LP

By:
Name:
Title:

Exhibit H

EXHIBIT I

Form of Opinion of Company Counsel

[Omitted]

Exhibit I

EXHIBIT J

Form of Warrant Agreement

[Omitted]

Exhibit J

EXHIBIT K

Registration Rights Agreement

[Omitted]

Exhibit K

EXHIBIT L

Letter Agreement

[Omitted]

Exhibit L